Exhibit 10.1

Business and Asset Sale Agreement

BrewDog plc (in administration)

BrewDog Retail Limited (in administration)

Draft House Holding Limited (in administration)

BrewDog International Limited (in administration)

Clare Laura Kennedy, Ian Partridge and Benjamin James Browne

Tilray Brands UK Ltd (as Purchaser)

Tilray Brands, Inc. (as Guarantor)

Dated         March 2, 2026

Contents

PARTIES         1

BACKGROUND         1

AGREED TERMS         2

1         Definitions and interpretations         2

2         Agreement to sell and purchase         17

3         Excluded Assets         19

4         Consideration         19

5         VAT and other tax provisions         20

6         Completion         22

7         Further assurance         24

8         Transfer of Contracts         25

9         Deferred Transfer of PLC Finished Stock, Ellon Site and Hop Hub Sites         27

10         PDQ Machines         28

11         Leased Equipment         29

12         ROT Assets         29

13         Employees         30

14         Debts         32

15         Business Intellectual Property and Information Technology         32

16         Name         33

17         BrewDog Ireland         33

18         Apportionments and outgoings         33

19         Title and risk         34

20         Books and Records         35

21         Access to Properties and staff         35

22         Exclusion of warranties         35

23         Exclusion of Administrators' liability         37

24         Future sale of Transferred Assets or shares         37

25         Guarantor provisions         38

26         Interest on late payments         40

27         Data Protection         40

28         Set‑off and prepayments         41

29         Transfer of the Scottish Premises Licences         41

30         Transfer of the English Premises Licences         43

31         Notices         44

32         Announcements and confidentiality         45

33         Delivery of correspondence         46

34         Effect of Completion         46

35         Entire Agreement         47

36         Assignment         47

37         Successors         47

38         Representatives and agents         47

39         Third Party Rights         47

40         Variation         47

41         Waiver and cumulative remedies         47

42         Counterparts         48

43         Governing law, jurisdiction and service of process         48

44         Severance         48

45         Costs and expenses         48

SCHEDULES

SCHEDULE         52

Part 1 Heritable Properties         52

Part 2 Leasehold Properties         53

Section 1 Hop Hub         53

Section 2 Scottish Bars and Hotels         54

Section 3 Draft House English Leasehold Properties         54

Section 4 Retail English Leasehold Properties         55

Section 5 PLC English Leasehold Properties         56

Part 3 Apportionment of the Consideration         57

Part 4 Domain Names         58

Part 5 Registered IP         59

Part 6 Social Media Accounts         60

Part 7 IP Assignation         61

Part 8 English Licence to Occupy         62

Part 9 Scottish Licence to Occupy         63

Part 10 Transitional Services Agreement         64

Part 11 Conditions of sale of the English Leasehold Properties         65

Part 12 Conditions of sale of the Scottish Properties         74

Section 1 Leasehold Properties Subleases         83

Part 13 Disposition         84

Part 14 Hop Hub 1 Licence         85

Part 15 Hop Hub 2 Licence         86

Part 16 English Leasehold Transfer         87

Part 17 Scottish Assignation         88

Part 18 Stock Transfer Form         89

Part 19 DogTap Licence         90

Part 20 DogTap Surrender         91

This agreement is made on	2026

Parties

(1)	BrewDog plc (in administration) (company number SC311560) whose registered office is at Brewdog, Balmacassie Commercial Park, Ellon, Aberdeenshire, Scotland, AB41 8BX (PLC)

(2)	BrewDog Retail Limited (in administration) (company number SC389114) whose registered office is at Brewdog, Balmacassie Commercial Park, Ellon, Aberdeenshire, Scotland, AB41 8BX (Retail)

(3)	Draft House Holding Limited (in administration) (company number 06947531) whose registered office is at Fergusson House, 3rd Floor 124-128 City Road, London, England EC1V 2NJ (Draft House)

(4)	BrewDog International Limited (in administration) (company number SC580048) whose registered office is at Brewdog, Balmacassie Commercial Park, Ellon, Aberdeenshire, Scotland, AB41 8BX (International)

(5)         Clare Laura Kennedy, Ian Partridge and Benjamin James Browne of AlixPartners UK LLP, 6 New Street Square, London, England, EC4A 3BF (Administrators)

(6)           Tilray Brands UK Ltd (company number 13578781) whose registered office is at First Floor, Centurion House, 37 Jewry Street, London EC3N 2ER, England (Purchaser)

(7)          Tilray Brands, Inc. a Delaware corporation whose registered office is at 265 Talbot Street West, Leamington, Ontario N8H 4H3, Canada (Guarantor)

Background

A

The Administrators were appointed joint administrators of the Companies (as defined in clause 1 of this agreement) on 2 March, 2026 by the directors of the Companies pursuant to paragraph 22 of schedule B1 to the Insolvency Act 1986.

B

The Companies have agreed to sell and the Purchaser has agreed to purchase certain of the Companies' respective assets on the terms and conditions set out in this agreement, to the intent that the Purchaser shall carry on the Companies' Businesses (as defined in clause 1 of this agreement) as a going concern.

C

The Administrators have entered into this agreement solely for the purpose of obtaining the benefit of the provisions in their favour and will incur no personal liability of any kind under or in connection with this agreement.

D

In consideration of the Companies agreeing to enter into this agreement with the Purchaser the Guarantor as the holding company of the Purchaser has agreed to guarantee the obligations of the Purchaser under this agreement.

E

The parties acknowledge that certain HMRC approvals relating to the operation of the Ellon brewery, the Hop Hub warehouses and associated duty‑suspended storage facilities will lapse on a transfer of the relevant real estate interests. Accordingly, the sale of the Ellon Site and the Leasehold Properties at Hop Hub 1 and Hop Hub 2 shall take place on the expiry of the Trading Period under the TSA (being the end of the term of the TSA), pursuant to which PLC and/or Retail (as applicable) shall continue to operate the brewery and wholesale operations.

Agreed terms

1	Definitions and interpretations

1.1	In this agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquired Data means any data to which the Data Protection Legislation applies which is acquired by the Purchaser pursuant to the terms of this agreement, including but not limited to the Customer Lists and including for the avoidance of doubt the Books and Records.

Acquisition Documents means this agreement and any other document required to be executed by the Purchaser or the Guarantor or the Lenders in connection with this agreement, including, without limitation, the TSA, the Deeds of Partial Release, the Discharges of Standard Security, the Licences, the Hop Hub Licences, DogTap Licence, DogTap Surrender, the IP Assignation, the Stock Transfer Form and the Disposition.

Administration Records means the books, files, documents and records produced or created either by or at the direction of the Administrators, their partners or staff, agents or representatives, or by any other person including the officers or employees of the Companies at their instance for or in the course of or in connection with the administration of the Company, the statutory books and accounting records of the Companies, any other records which the Administrators are required by Law to retain and any records which relate to the Companies' arrangements with its bankers.

Administrators' Solicitors means DLA Piper Scotland LLP of Collins House, Rutland Square, Edinburgh, EH1 2AA (Reference: SL/VV/342362-15).

Apportionments has the meaning given in clause 18.

Australia Subsidiaries means BrewDog Group Australia Limited and BrewDog Brewing Australia PTY Limited.

Bar and Hotel Properties means the PLC Bar and the Retail Bar and Hotel Properties and the Draft House Bar each is a Bar and Hotel Property.

Books and Records means the buying, production, promotional, sales and other commercial information, all documents and data (including operating manuals, handbooks, policies, procedures, customer and supplier lists, price lists and data, including any confidential information, and all data stored on the servers of the Property Companies) relating to the Companies' Businesses in relation to the Transferred Assets and the Employees but excluding the VAT Records, security documents executed by the relevant Property Company, documents relating to the appointment of the Administrators and all Administration Records.

Branded Materials means any materials including any packaging labels, stationery, catalogue, operating manuals and other printed materials whatsoever, bearing the Name or the brand names, sub-brand names, product names and trade names used by each of the Property Companies (as relevant) in connection with the respective Companies' Business as at the Completion Date, including but not limited to Punk IPA, Elvis Juice, Hazy Jane, Lost Lager, Clockwork Tangerine, Dead Pony Club, Jet Black Heart, Nanny State, Dog Tap, and BrewDog Distilling Co.

BrewDog Ireland means BrewDog Ireland Limited (incorporated in Ireland with company number 0634295).

Business Day means a day, other than a Saturday or Sunday, on which banks are open for business in England or the United States.

Business Information Technology means the Draft House Information Technology, PLC Information Technology and Retail Information Technology, including (without limitation) (a) the Computer Equipment (b) EPOS System and (c) rights held by the Property Companies at the Completion Date in the online retail and direct-to-consumer sales platform(s) operated by or on behalf of any of the Property Companies (including at brewdog.com and any associated checkout, payment processing, fulfilment, and customer account functionality), each of those in item (c) relating to the respective Companies' Businesses.

Business Intellectual Property means together the Draft House Business Intellectual Property, the PLC Business Intellectual Property and the Retail Business Intellectual Property and to the extent owned by the Property Companies any and all Intellectual Property in or related to the following if used in connection with the respective Companies' Business:

(a)

all recipes, formulae, specifications, production processes, quality control procedures, and technical information used in the ingredient sourcing, brewing, distilling, bottling, manufacture, or otherwise in the preparation of any products of the Property Companies;

(b)	all label designs, packaging artwork, brand guidelines, style guides, marketing collateral, product photography, and promotional materials of the Property Companies;

(c)	the Acquired Data;

(d)	the Name; and

(e)

the brand names, sub-brand names, product names, and trade names used by each of the Property Companies in connection with either of the Companies’ Businesses, including but not limited to Punk IPA, Elvis Juice, Hazy Jane, Lost Lager, Clockwork Tangerine, Dead Pony Club, Jet Black Heart, Nanny State, Dog Tap, and BrewDog Distilling Co.

Claim means any action, proceeding, claim or demand of any kind (actual or contingent) which may be brought or made against any of the Company and/or the Administrators only to the extent that such constitutes an expense of the administration of any of the Companies pursuant to paragraph 99 of Schedule B1 to the Insolvency Act 1986, Rule 3.51 of the Insolvency (Scotland) (Company Voluntary Arrangements and Administration) Rules 2018, Rule 3.51 of the Insolvency (England and Wales) Rules 2016 or which are determined by a Court to be payable as if such liability were an expense of the administration or a personal liability of the Administrators.

Companies means PLC, Draft House, International and Retail and each a Company.

Companies' Businesses means the PLC Business, the Draft House Business, and the Retail Business.

Completion means the performance of all obligations of the parties to this agreement set out in clause 6.

Completion Date means 3:01pm on the date of this agreement, save that legal transfer of the PLC Finished Stock, the Ellon Site, Hop Hub 1 and Hop Hub 2 shall occur on the relevant Property Transfer Date in accordance with clause 9.

Computer Equipment means:

(a)

the EPOS System cash registers located at some or all of the Properties and includes all software (including licences), wiring, plugs, sockets, computers, scanners, fax machines, printers, laptops, telephones, mobile phones, card processing equipment, in-store security systems, safety deposit boxes, and any other ancillary, associated or similar equipment as is located at the Properties and required for the normal day to day use of the cash registers;

(b)

the information, software, databases, hard drives, servers and other computers or equipment of the Property Companies wheresoever located as are required for the normal day to day running of the EPOS System; and

(c)	such other software, hardware or rights as are owned by the Property Companies and required to run the EPOS System.

Consideration means the total purchase price payable for the Companies’ Businesses (and the Transferred Assets) in the sum of £33,000,000 (thirty three million pounds sterling).

Contracts means the Licensing Agreements, the PLC Contracts, the Draft House Contracts, and the Retail Contracts excluding the Excluded Contract.

Customer Lists means the PLC Customer List, the Draft House Customer List, and the Retail Customer List.

Customers means the Draft House Customers, the PLC Customers and the Retail Customers.

Data Protection Legislation means (as applicable) the European Data Protection Laws, UK Data Protection Laws and to the extent applicable data protection or privacy laws of any other country.

Debts means all book and other debts or sums owing to the Property Companies, HIF and/or the Administrators (whether or not yet due and payable and whether actual or contingent) which arose out of the carrying on of the Companies' Businesses or otherwise and any interest payable on those debts or other sums and the benefit of all securities, guarantees, indemnities and rights (including but not limited to rights of set‑off and counterclaims) relating to those debts or other sums, but excluding the Leasehold Debts and the Irish Receivables.

Deeds of Partial Release means the following deeds of partial release each dated on or about the date of this agreement discharging and releasing the Transferred Assets from the security granted by the relevant Property Company to the relevant Lender including all floating security:

(a)	the deed of partial release granted by HSBC in favour of PLC;

(b)	the deed of partial release granted by HEF in favour of PLC;

(c)	the deed of partial release granted by HIF in favour of PLC;

(d)	the deed of partial release granted by TSG7 in favour of PLC;

(e)	the deed of partial release granted by HSBC in favour of Retail; and

(f)	the deed of partial release granted by TSG7 in favour of Retail.

Discharges of Standard Security means the following discharges of standard security dated on or about the date of this agreement discharging and releasing the relevant Property from the following security granted by PLC to the relevant Lender:

(a)	the discharge of standard security granted by HSBC in favour of PLC in relation to the standard security dated 12 July 2012;

(b)	the discharge of standard security granted by HSBC in favour of PLC in relation to the standard security dated 2 May 2025;

(c)	the discharge of standard security granted by TSG7 in favour of PLC in relation to the standard security dated 25 November 2025;

(d)	the discharge of standard security granted by HEF in favour of PLC in relation to the standard security dated 4 February 2026; and

(e)	the discharge of standard security granted by HIF in favour of PLC in relation to the standard security dated 4 February 2026.

Disposition means the disposition of each Heritable Property to be granted by PLC (acting by the Administrators) in favour of the Purchaser, in a form suitable for registration in the Land Register of Scotland as set out at Part 13 of the Schedule.

Dispute has the meaning given in clause 43.1.

Dispute Notice has the meaning given in clause 18.4.

DogTap means DogTap bar, Balmacassie Industrial Estate, Ellon, Aberdeenshire.

DogTap Licence means the licence to occupy DogTap to be granted by PLC to the Purchaser in the form set out in Part 19 of the Schedule.

DogTap Surrender means the surrender of the licence to occupy DogTap made between PLC and Retail and dated 16 October 2020 in the form set out in Part 20 of the Schedule.

Distillery Finished Goods means, in relation to the process of distilling whiskey and spirits the stock in trade of finished goods and finished consumables (other than ROT Assets or Lien Stock) of PLC and used in connection with the PLC Business and situated at the Heritable Properties on the Completion Date, but excluding the Distillery Inventory.

Distillery Inventory means, in relation to the process of distilling whiskey and spirits the stock in trade of unfinished goods, works in process, raw materials and ingredients, packaging materials, labels and points-of-sale materials (other than ROT Assets or Lien Stock) of PLC and used in connection with the PLC Business and situated at the Heritable Properties on the Completion Date.

Domain Names means the domain names listed at Part 4 of the Schedule.

Draft House Bar means the leasehold property listed in Section 3 of Part 2 of the Schedule.

Draft House Business means Draft House's business as operator of the Draft House Bar as carried on exclusively from the Draft House Bar as at the Completion Date under the Name.

Draft House Business Intellectual Property means any Intellectual Property owned by Draft House and used in the Draft House Business.

Draft House Contracts means the Draft House Customer Contracts and the Draft House Supply Contracts.

Draft House Customer means any person who was a customer of Draft House in relation to the Draft House Business.

Draft House Customer Contracts means any contracts entered into prior to the Completion Date by or on behalf of Draft House with Draft House Customers for sale of goods and/or provision of services by Draft House which remain (in whole or in part) to be performed by Draft House on the Completion Date

Draft House Customer Database means the electronic database storing Draft House Customer information under the control of Draft House as at the Completion Date.

Draft House Customer List means the names and contact details of and other customer specific information relating to the Draft House Customers in the possession of the Administrators on or prior to the Completion Date as set out in the Draft House Customer Database.

Draft House Equipment means the equipment and other chattels owned by Draft House and used in connection with the Draft House Business at the Completion Date located at the Draft House Bar (but excluding any landlord's fixtures and fittings).

Draft House Goodwill means any goodwill of Draft House in connection with the Draft House Business together with the right (insofar as Draft House has the right to grant the same) for the Purchaser to represent itself as carrying on the Draft House Business in succession to Draft House.

Draft House Information Technology means the Information Technology owned by Draft House and used in the Draft House Business.

Draft House Stock means the stock in trade (other than such items which are ROT Assets or Lien Stock) of Draft House and used in connection with the Draft House Business and situated at the Draft House Bar on the Completion Date.

Draft House Supply Contracts means any contracts of supply entered into prior to the Completion Date by or on behalf of Draft House with Draft House Suppliers which remain (in whole or in part) to be performed by the Draft House Suppliers on the Completion Date including for the supply of the Information Technology.

Draft House Suppliers means any person who at any time prior to the Completion Date was or is a supplier of goods (including components, raw materials or finished materials) and/or provision of services to Draft House in relation to the Draft House Business.

Ellon Site means the heritable property owned by PLC situated at Balmacassie, Ellon, as more particularly described in Part 1 of the Schedule.

Employees means the persons employed wholly or mainly in relation to the Companies' Businesses immediately prior to the Completion Date and those persons who would have been so employed had their employment not been terminated in circumstances described in regulation 7(1) or regulation 4(9) of the Regulations.

Employee Liability Information has the meaning given to such term in regulation 11(2) of the Regulations.

English Leasehold Properties means the leasehold properties situated in England and listed in Section 3, Section 4 and 0 of Part 2 to the Schedule and each an English Leasehold Property.

English Premises Licence means a premises licence for the sale of alcohol and permitted regulated activities under the Licensing Act 2003 in respect of the Properties located in England & Wales.

Encumbrance means any mortgage, charge, pledge, lien, deposit by way of security, bill of sale, option, assignment (contingent or otherwise), right to acquire, right of pre‑emption or agreement for or obligation as to any of the same, or any other form of security or encumbrance or equity of any nature in favour of a third party including standard securities, real burdens and servitudes.

EPOS System means the electronic point of sale system which controls the cash registers located at some or all of the Properties and any back office equipment ancillary to the cash registers.

Equipment means the PLC Equipment, the Draft House Equipment, and the Retail Equipment.

ERA Liabilities means all payments and debts referred to or set out in:

(a)	the statutory scheme pursuant to Chapter VI of Part XI of the Employment Rights Act 1996; and

(b)	the statutory scheme pursuant to Part XII of the Employment Rights Act 1996,

that are due to or may become due to or in relation to any Employee (including, without limitation, the debts set out in section 184 of the Employment Rights Act 1996).

European Data Protection Laws means the EU General Data Protection Regulation 2016/679 of the European Parliament and of the Council (GDPR); and laws implementing or supplementing the GDPR.

Excluded Assets means the assets, contracts, property and rights referred to in clause 3.

Excluded Contract means the contract between PLC and Yakima Chief Hops dated 11 November 2020 and any subsequent amendments, modifications or extensions to such contract.

Excluded Data means the Administration Records, VAT Records, security documents executed by the relevant Property Company, documents relating to the appointment of the Administrators and all Administration Records.

Expert means an individual with suitable experience at a firm of chartered accountants in the United Kingdom (who and which are independent of the parties).

Goodwill means the PLC Goodwill, the Draft House Goodwill, and the Retail Goodwill, including the goodwill attaching to the customer, supplier, and stakeholder relationships of the Property Companies, the Name and the other Business Intellectual Property (and the tangible and intangible property, content, products, and other material to which such Business Intellectual Property relates).

HEF means HSBC Equipment Finance (UK) Ltd (company number 01503727) whose registered office is at 1 Centenary Square, Birmingham, United Kingdom, B1 1HQ.

Heritable Properties means the heritable properties situated in Scotland listed in Part 1 of the Schedule and each a Heritable Property.

HIF means HSBC Invoice Finance (UK) Limited (company number 00759657) whose registered office is at 1 Centenary Square, Birmingham, B1 1HQ.

HMRC means HM Revenue and Customs or such authority as may succeed it in its functions relating to VAT.

Hop Hub 1 means the Scottish warehouse known as Hop Hub 1, being the leasehold property leased by Retail and situated at 2 Condor Glen, Eurocentral, Motherwell, as more particularly described in Section 1 of Part 2 of the Schedule.

Hop Hub 2 means the Scottish warehouse known as Hop Hub 2, being the leasehold property leased by PLC and situated at 6 Brittain Way, Eurocentral, Motherwell, and subleased to the existing logistics provider, as more particularly described in Section 1 of Part 2 of the Schedule.

Hop Hub 1 Licence means the licence to occupy Hop Hub 1 to be granted by Retail to the Purchaser in the form set out in Part 14 of the Schedule.

Hop Hub 2 Licence means the licence to occupy Hop Hub 2 to be granted by PLC to the Purchaser in the form set out in Part 15 of the Schedule.

Hop Hub Licences means the Hop Hub 1 Licence and the Hop Hub 2 Licence.

HSBC means HSBC UK Bank Plc (company number 09928412) whose registered office is at 1 Centenary Square, Birmingham, United Kingdom, B1 1HQ (and HSBC Bank PLC, in respect of any loan agreements and security dated before 1 July 2018, which in accordance with the ringfencing transfer scheme, were transferred to HSBC UK Bank plc with effect from 1 July 2028).

Information Technology means information technology infrastructure (including without limit, hardware, software, firmware, platforms, databases, networks, connecting media, storage media), wherever located and whether on-premise or hosted by a third party, devices; peripherals (including servers, laptops, desktops, tablets, mobile devices, printers, networking equipment, firewalls, Wi-Fi access points, switches, routers, backup devices, CCTV and access control systems, and brewery control/SCADA hardware); and all manuals, specifications or other documents relating thereto.

Intellectual Property means:

(a)

patents, rights in inventions, know‑how, show‑how and trade secrets, moral rights, design rights, trade names, business names, brand names, get up, logos, goodwill, utility models, supplementary protection certificates, petty patents, registered designs, rights in and related to copyrights (including author's and neighbouring or related rights), database rights, design rights, semiconductor topography rights, mask work rights, trade marks and service marks and any other intellectual property rights including the Registered IP (in each case, whether or not registered, and including all registrations, applications to register and rights to apply to register any of them and all rights to sue for any past or present infringement of them); and

(b)

all rights or similar forms of protection in the nature of any of the items detailed in paragraph (a) including continuations in part and divisional applications, reputation, personality or image, social media usernames, handles, pages, channels, profiles and accounts on any platform (including the Social Media Accounts), domain names (including the Domain Names) and URLs, rights in unfair competition, rights to sue for passing‑off and all rights having equivalent or similar effect to, and the right to apply for any of, the rights or forms of protection listed in paragraph (a) or (a) of this definition having equivalent or similar effect in any jurisdiction.

Invoice has the meaning given in clause 14.1.

IP Assignation means the confirmatory assignation recording the assignment to the Purchaser of such right title and interest as PLC and Draft House has in certain of the Registered IP in the form set out in Part 7 of the Schedule (which includes a requirement to take steps and execute documents to enable register updates and perfection of the relevant transfers).

Irish Lease means the lease dated 6 June 2019 made between (1) KW Real Estate ICAV (as landlord) (2) BrewDog Ireland (as tenant), (3) PLC (as guarantor) and (4) Capital Dock Estimate Management Company Limited (as estate management company) in relation to the property at The Quarter Deck, No 4 Three Locks Square, Capital Dock, Dublin (as amended).

Irish Receivables means the Irish PLC Receivables and the Irish Retail Receivables.

Irish PLC Receivables means all debts or sums owing to PLC from BrewDog Ireland (whether or not yet due and payable and whether actual or contingent) and any interest payable on those debts or other sums and the benefit of all securities, guarantees, indemnities and rights (including but not limited to rights of set‑off and counterclaims) relating to those debts or other sums.

Irish Retail Receivables means all debts or sums owing to Retail from BrewDog Ireland (whether or not yet due and payable and whether actual or contingent) and any interest payable on those debts or other sums and the benefit of all securities, guarantees, indemnities and rights (including but not limited to rights of set‑off and counterclaims) relating to those debts or other sums.

Irish Shares means 100 ordinary shares of €1.00 each in the share capital of BrewDog Ireland, being the entire issued share capital of BrewDog Ireland.

Leases means the leases of the Leasehold Properties pursuant to which the relevant Property Company holds or is entitled to occupy the Leasehold Properties and includes all deeds and documents supplemental thereto whether or not expressed to be so and Lease shall be construed accordingly.

Leasehold Debts means any monies, debts or sums owing to the Property Companies by the landlords, store owners or operators of the Leasehold Properties including any monies held by way of Rent Deposits relating to the respective Companies' Businesses as at the Completion Date.

Leased Equipment means the chattels, equipment and any other items or assets (whether tangible or intangible) whatsoever used by the Property Companies in their respective Companies' Businesses which the Property Companies have possession of as bailee or subject to hire purchase, conditional or credit sale, rental, finance or other lease, licence or any other agreement or similar arrangement.

Leasehold Properties means the English Leasehold Properties and the Scottish Leasehold Properties.

Lenders means HSBC, HEF, HIF and TSG7.

Licences means the DogTap Licence, the Hop Hub Licences and the licences to occupy the Leasehold Properties to be granted by the relevant Property Company to the Purchaser in the form set out in Part 8 of the Schedule for the English Leasehold Properties and Part 9 of the Schedule for the Scottish Leasehold Properties.

Licensing Agreements means any inbound or outbound licensing or other agreement (including settlement agreements) entered into prior to the Completion Date by or on behalf of any Property Company in connection with the respective Companies' Businesses relating to Intellectual Property which remain (in whole or in part) to be performed by the Company or counterparty on the Completion Date.

Lien Stock means such of the Property Companies' stock as is:

(a)	in transit with a third party haulier; or

(b)	situated in a warehouse,

and which is subject to a lien in favour of such third party haulier, HM Revenue and Customs or provider of warehousing, supply, logistics and transport services to any of the Property Companies.

Loose Plant and Machinery means all fixed plant, machinery and equipment and all loose plant and equipment, associated or similar equipment situated or used (as applicable) at the Leasehold Properties used in connection with the Companies' Businesses prior to the Completion Date.

Loss means any loss, damage, demand, award, cost, charge, penalty or expense which any of the Companies and/or the Administrators have incurred or sustained or may, directly or indirectly, incur or sustain only to the extent that such constitutes an expense of the administration of any of the Companies pursuant to paragraph 99 of Schedule B1 to the Insolvency Act 1986, Rule 3.51 of the Insolvency (Scotland) (Company Voluntary Arrangements and Administration) Rules 2018, Rule 3.51 of the Insolvency (England and Wales) Rules 2016 or which are determined by a Court to be payable as if such liability were an expense of the administration or a personal liability of the Administrators.

Name means BrewDog and all variations thereof (including BREWDOG, Brew Dog, and any stylised forms).

NIF means the Secretary of State, the National Insurance Fund or any analogous or replacement person or body.

Non-UK Business Intellectual Property means the Business Intellectual Property that subsists in, or is registered in, or is the subject of an application to be registered in, any territory other than the United Kingdom.

Notice has the meaning given in clause 31.1.

Onward Sale means:

(a)

the sale or transfer of any of the Transferred Assets to one or more third parties by the Purchaser or member of the Purchaser’s Group (whether by way of one transaction or a series of transactions) but excluding a sale or transfer to a member of the Purchaser's Group for corporate reorganisation purposes (where such member of the Purchaser’s Group has assumed liability under this clause); or

(b)

the sale, transfer or other disposal (or the grant of a right to acquire or to dispose) of more than 90 per cent of the share capital of the Purchaser (or any other member of the Purchaser’s Group that holds the Transferred Assets) to one or more third parties (whether by way of one transaction or a series of transactions) but excluding a sale or transfer to a member of the Purchaser's Group for corporate reorganisation purposes (where such member of the Purchaser’s Group has assumed liability under this clause), where the value of consideration (in whatever form) for the sale, transfer or disposal exceeds value of the Original Consideration.

Option to Tax means a valid option to tax, election to waive the exemption from VAT or real estate election in relation to each Property located in Scotland and/or England pursuant to schedule 10 of the VAT Act.

Original Consideration means the consideration paid by the Purchaser under this agreement for the Companies’ Businesses (and the Transferred Assets) (as apportioned in Part 1, Part 2 and Part 3 of the Schedule) but excluding amounts payable pursuant to clause 24.

Overage Consideration means an amount in cash by way of further consideration for the Companies’ Businesses (and the Transferred Assets) equal to 75% of the amount by which the consideration for the Onward Sale exceeds the aggregate of:

(a)	the Original Consideration;

(b)	the reasonable actual and anticipated costs incurred by the Purchaser in connection with the Onward Sale; and

(c)	any Tax suffered by the Purchaser in respect of such Onward Sale, or Tax which would have been so suffered but for the use of a relief.

PDQ Income means any payments in cleared funds, received by any Property Company and/or the Administrators from a card issuer in respect of transactions made using the PDQ Machines during the PDQ Machines Period.

PDQ Machines means credit card processing machines and other similar equipment located at the Bar and Hotel Properties used in the respective Companies' Businesses for processing customer payments.

PDQ Machines Period means the period of one (1) month from and including the Completion Date;

PLC Business means the business operated by PLC under the Name as at the Completion Date of:

(a)	owning and managing Intellectual Property owned by PLC;

(b)	the manufacture and sale of beers and spirits carried on by PLC at the Heritable Properties and the Scottish Warehouses;

(c)	operating the PLC Bar; and

(d)	retailing products through the internet from the website www.brewdog.com.

PLC Bar means the leasehold property listed in 0 of Part 2 of the Schedule.

PLC Business Intellectual Property means the Registered IP and any other Intellectual Property owned by PLC and used in the PLC Business.

PLC Contracts means the PLC Customer Contracts, the PLC Supply Contracts, and the PLC Franchise Agreements.

PLC Customer means any person who was a customer of PLC in relation to the PLC Business.

PLC Customer Contracts means any contracts entered into prior to the Completion Date by or on behalf of PLC with PLC Customers for the distribution and/or sale of goods and/or provision of services by PLC which remain (in whole or in part) to be performed by PLC on the Completion Date.

PLC Customer Database means the electronic database storing PLC Customer information under the control of PLC as at the Completion Date.

PLC Customer List means the names and contact details of and other customer specific information relating to the PLC Customers in the possession of the Administrators on or prior to the Completion Date as set out in the PLC Customer Database.

PLC Equipment means the equipment and other chattels owned by PLC and used in connection with the PLC Business at the Completion Date located at the Heritable Properties or the PLC Bar including but not limited to any equipment and other chattels used in the brewing process and any associated production or packaging equipment.

PLC Finished Stock means the stock in trade of finished goods and consumables (other than ROT Assets or Lien Stock) of PLC and used in connection with the PLC Business and situated at the Heritable Properties and/or the Scottish Warehouses on the Completion Date including, for the avoidance of doubt, the Distillery Finished Goods.

PLC Franchise Agreement means any franchise agreement entered into prior to the Completion Date by or on behalf of the Property Company and agreements to supply goods and/or services relating to the Business Intellectual Property which remain (in whole or in part) to be performed by the Property Company on the Completion.

PLC Goodwill means any goodwill and intangible assets of PLC in connection with the PLC Business, including but not limited to established customer relationships, distribution footprint, brand reputation, market positioning, awards and certifications, together with the right (insofar as PLC has the right to grant the same) for the Purchaser to represent itself as carrying on the PLC Business in succession to PLC relating to the PLC Business.

PLC Information Technology means the Information Technology owned by PLC and used in the PLC Business.

PLC Stock means the PLC Finished Stock and the PLC Unfinished Stock.

PLC Suppliers means any person who at any time prior to the Completion Date was or is a supplier of goods (including components, raw materials or finished materials) and/or provision of services to PLC in relation to the PLC Business.

PLC Supply Contracts means any contracts of supply entered into prior to the Completion Date by or on behalf of PLC with PLC Suppliers which remain (in whole or in part) to be performed by the PLC Suppliers on the Completion Date, including for the supply of the Information Technology.

PLC Unfinished Stock means the stock in trade of unfinished goods and consumables, ingredients, raw materials, works in process, packaging materials, labels, and points of sale materials and spare parts (other than ROT Assets or Lien Stock) of PLC and used in connection with the PLC Business and situated at the Heritable Properties and/or the Scottish Warehouses on the Completion Date excluding, for the avoidance of any doubt, the PLC Finished Stock.

Properties means the Heritable Properties and the Leasehold Properties and each a Property.

Property Companies means Draft House, PLC and Retail and each a Property Company.

Property Apportionment Date means, in respect of the Ellon Site, Hop Hub 1 and Hop Hub 2, the relevant Property Transfer Date and, for the avoidance of doubt, all apportionments referable to ownership or leasehold interest in those Properties shall be calculated as at the Property Apportionment Date.

Property Transfer Date means

(a)	in respect of the PLC Finished Stock and the Ellon Site, the date falling on the last day of the Trading Period; and

(b)	in respect of Hop Hub 1 and Hop Hub 2 the later of the date of Consent (having the meaning in Part 12) or the last day of the Trading Period or such other date as agreed in writing.

Purchaser's Group means the Guarantor and each of its subsidiaries.

Purchaser's Solicitors means Proskauer Rose (London) LLP of 8 Bishopsgate, London EC2N 4BQ, United Kingdom.

Recipient has the meaning given in clause 31.4.

Registered IP means (a) the Domain Names, (b) Social Media Accounts, and (c) those registered trade marks, designs and patents listed in Part 5 of the Schedule.

Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

Rent Deposits means in relation to any Leasehold Property, any sum held by the relevant landlord pursuant to the terms of the relevant lease including for the avoidance of doubt any ancillary document by way of security against the non-performance of the relevant Property Company as tenant of any provision of such lease.

Representation means any representations, statements, or assurances, warranties and arrangements, prior drafts, agreements, understandings or undertakings, of any nature whatsoever, whether or not in writing, whether express or implied, statutory, customary or otherwise and whether contractual or otherwise (whether made innocently, negligently or otherwise but not fraudulently), given or existing before the Completion Date.

Retail Bar and Hotel Properties means the DogTap and the leasehold properties listed in Section 2 and Section 4 of Part 2 of the Schedule and each a Retail Bar and Hotel Property.

Retail Business means Retail's business as operator of the Retail Bar and Hotel Properties as carried on exclusively from the Retail Bar and Hotel Properties as at the Completion Date under the Name.

Retail Business Intellectual Property means any Intellectual Property owned by Retail and used in the Retail Business.

Retail Contracts means the Retail Customer Contracts and the Retail Supply Contracts.

Retail Customer means any person who was a customer of Retail in relation to the Retail Business.

Retail Customer Contracts means any contracts entered into prior to the Completion Date by or on behalf of Retail with Retail Customers for sale of goods and/or provision of services by Retail which remain (in whole or in part) to be performed by Retail on the Completion Date.

Retail Customer Database means the electronic database storing Retail Customer information under the control of Retail as at the Completion Date.

Retail Customer List means the names and contact details of and other customer specific information relating to the Retail Customers in the possession of the Administrators on or prior to the Completion Date as set out in the Retail Customer Database.

Retail Equipment means the equipment and other chattels owned by Retail and used in connection with the Retail Business at the Completion Date located at the Retail Bar and Hotel Properties (but excluding any landlord's fixtures and fittings) and Hop Hub 1.

Retail Goodwill means any goodwill of Retail in connection with the Retail Business, including but not limited to established customer relationships, distribution footprint, brand reputation, market positioning, awards and certifications together with the right (insofar as Retail has the right to grant the same) for the Purchaser to represent itself as carrying on the Retail Business in succession to Retail.

Retail Information Technology means the Information Technology owned by Retail and used in the Retail Business.

Retail Stock means the stock in trade (other than such items which are ROT Assets or Lien Stock) of Retail and used in connection with the Retail Business and situated at the Retail Bar and Hotel Properties on the Completion Date.

Retail Supply Contracts means any contracts of supply entered into prior to the Completion Date by or on behalf of Retail with Retail Suppliers which remain (in whole or in part) to be performed by the Retail Suppliers on the Completion Date, including for the supply of Information Technology.

Retail Suppliers means any person who at any time prior to the Completion Date was or is a supplier of goods (including components, raw materials or finished materials) and/or provision of services to Retail in relation to the Retail Business.

Returns means all and any goods supplied by either of the Property Companies or the Administrators on behalf of the relevant Property Company prior to the Completion Date but returned by the Customers at any time whether prior to or from the Completion Date.

Reversioner has the meaning given in Part 11.

ROT Assets means all items (if any) (including but not limited to Stock and Equipment) in the possession of either of the Property Companies on the Completion Date which have been supplied to the relevant Property Company pursuant to contracts which have effectively or purportedly reserved title in those items to the supplier as at that date.

ROT Claim means a claim made by a supplier of ROT Assets (or a person deriving title from such a supplier), which have been delivered into the possession of a party, for the return of those ROT Assets, or for the payment of damages for wrongful interference with them, on the basis that title to them had not passed to that party before such delivery.

Scottish Leasehold Properties means the Scottish Warehouses and the leasehold properties situated in Scotland and listed in  Section 2 of Part 2 of the Schedule and each a Scottish Leasehold Property.

Scottish Premises Licence means a premises licence for the sale of alcohol and permitted regulated activities under the Licensing (Scotland) Act 2005 in respect of the Scottish Leasehold Properties and the Heritable Properties.

Scottish Properties means the Heritable Properties and the Scottish Leasehold Properties and Scottish Property means any one of the Scottish Properties.

Scottish Warehouses means Hop Hub 1 and Hop Hub 2.

Social Media Accounts means those social media usernames, handles and accounts listed in Part 6 of the Schedule.

Standard Conditions means the Standard Commercial Property Conditions (Third Edition – 2018 Revision) and a reference in this agreement to a Standard Condition means the respective condition in the Standard Conditions.

Stock means the PLC Stock, the Draft House Stock, and the Retail Stock.

Stock Transfer Form means the electronic stock transfer form in relation to the Shares in the form set out at Part 18 of the Schedule

Supplier Prepayments means the payments made by any Property Company to the suppliers of the Companies’ Businesses existing at the Completion Date.

Tax means any form of tax and any duty, levy, withholding, contribution, impost or tariff in the nature of tax (including, for the avoidance of doubt, any national insurance contribution liabilities or deductions under PAYE in the United Kingdom and any equivalent or similar obligations elsewhere) together with all related penalties, fines, surcharges, charges and interest.

Third Party Assets means all assets in the possession of either of the Property Companies and/or the Administrators in relation to either of the Companies' Businesses which are on loan, subject to lease, hire purchase, conditional sale, rental, contract hire or other agreements which do not pass title to the relevant Property Company, or of which it is for any reason bailee.

Third Party Consent means any consent, agreement, approval, authorisation or waiver required from a third party for the assignment of any Contract to the Purchaser.

TOGC means the transfer of a business or part of a business as a going concern for the purposes of section 49 of the VAT Act and article 5 of the Value Added Tax (Special Provisions) Order 1995.

Transferred Assets means the assets listed in clause 2.1.

Trading Period has the meaning given to the term in the TSA.

TSA means the transitional Services agreement to be entered into on Completion between (1) PLC, (2) the Administrators and (3) the Purchaser under which PLC shall continue to operate the brewery and wholesale operations during the Trading Period in the form set out in Part 10 of the Schedule.

TSG7 means TSG7 A AIV II Holdings (Cayman) L.P. an exempted limited partnership established and registered in the Cayman Islands with registration number 119658 whose registered office in the Cayman Islands is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, acting through its general partner, TSG7 A Management (Cayman) Ltd., a Cayman Islands exempted company.

UK Business Intellectual Property means the Business Intellectual Property that subsists in, or is registered in, or is the subject of an application to be registered in, the United Kingdom.

UK Data Protection Laws means the GDPR as transposed into United Kingdom national law by operation of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, together with the Data Protection Act 2018, the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and other data protection or privacy legislation in force from time to time in the United Kingdom.

US Subsidiaries means each of the following companies:

(a)	BrewDog USA Inc;

(b)	BrewDog Columbus LLC;

(c)	BrewDog Brewing Company LLC;

(d)	BrewDog DogTap LLC;

(e)	BrewDog Indianapolis LLC;

(f)	BrewDog Pittsburgh LLC;

(g)	BrewDog Franchising LLC;

(h)	BrewDog Licencing LLC;

(i)	BrewDog Las Vegas LLC; and

(j)	BrewDog Atlanta LLC.

VAT means value added tax imposed by the VAT Act and any tax of a similar nature whether in the United Kingdom or elsewhere and any similar tax substituted for it or imposed in addition to it.

VAT Act means the United Kingdom’s Value Added Tax Act 1994 (as amended from time to time).

VAT Records means the records which each Company is required by Law to retain for VAT purposes.

1.2	In this agreement (unless the context requires otherwise) any reference to:

(a)

any gender includes all genders, any reference to the singular includes the plural (and vice versa), and references to persons includes individuals, bodies corporate, unincorporated associations and partnerships (whether or not any of them have a separate legal personality);

(b)

Law or Laws includes all applicable laws (whether civil, criminal or administrative), common laws or civil codes, statutes and statutory obligations, subordinate legislation, treaties, regulations, directives and bye‑laws in any jurisdiction, in each case for the time being in force (whether before, on or after the date of this agreement, except when, but only to the extent that, any Law made after the date of this agreement would increase or extend the liability of any party under any provision of this agreement));

(c)	a specific Law or provision of a Law includes:

(i)	that Law or provision as amended or re‑enacted;

(ii)	any Law which that Law or provision re‑enacts (with or without modification); and

(iii)	any Law made under it,

in each case for the time being in force (whether before, on or after the date of this agreement, except when, but only to the extent that, any amendment, re‑enactment or Law made after the date of this agreement would increase or extend the liability of any party under any provision of this agreement);

(d)

any indemnity, payment obligation or covenant to pay (Payment Obligation) being given on an After‑Tax Basis or expressed to be calculated on an After‑Tax Basis means that, when, but only to the extent that, the amount payable pursuant to such Payment Obligation (Payment) is subject to a deduction or withholding required by Law in respect of Tax or is chargeable to any Tax in the hands of the recipient, such amount shall be increased so as to ensure that, after taking into account:

(i)	the amount of Tax required to be deducted or withheld from, and the Tax chargeable on, such amount (including on the increased amount); and

(ii)

any Tax credit, repayment or other benefit which is available to the indemnified party or the recipient of the Payment solely as a result of the matter or thing giving rise to the Payment Obligation, receiving the Payment or the deduction or withholding in question, the recipient of the Payment is in the same position as it would have been had no such deduction or withholding been required or Tax been payable;

(e)	obligations undertaken by a party which comprise more than one person shall be deemed to be made by them jointly and severally;

(f)

a clause or schedule is to a clause of or schedule to this agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule;

(g)	any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

(h)	the contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement;

(i)	including, includes or in particular means including, includes or in particular without limitation;

(j)	the Interpretation Act 1978 shall apply to this agreement as it does to an Act of Parliament;

(k)

except as expressly set out in this agreement, any lists contained in any schedule or annexure, are for guidance only and are not exhaustive or complete lists of the items in question, shall not constitute any warranty in respect of the Companies' ownership of the listed items or otherwise, and any discrepancy in such lists shall not entitle the Purchaser to claim compensation or damages or a reduction in or repayment of the Consideration paid or payable nor entitle the Purchaser to rescind this agreement; and

(l)

a reference to the Administrators shall be construed as being to the Administrators both jointly and severally and to any other person who is appointed as an administrator in substitution for any administrator or as an additional administrator in conjunction with the Administrators or, for the avoidance of doubt, to a single administrator in the event the number of administrators is or becomes one.

1.3	This agreement incorporates the schedule to it.

2	Agreement to sell and purchase

2.1

Subject to the terms of this agreement, each of the Companies (acting by the Administrators) shall sell with no title guarantee and the Purchaser shall purchase as at and with effect from the Completion Date the Companies' Businesses (including such right, title and interest as the relevant Company then has (if any) and can transfer in the following assets):

(a)	the Books and Records;

(b)	the Business Intellectual Property;

(c)	the Branded Materials;

(d)	the benefit subject to the burden (where applicable) of the Contracts and all partly completed goods and/or services allocated by the Property Company to the Contracts;

(e)	the Customer Lists;

(f)	the Equipment;

(g)	the Loose Plant and Machinery;

(h)	the Goodwill;

(i)	the Business Information Technology;

(j)	the Name;

(k)	the English Leasehold Properties, subject to the further conditions set out in Part 11 of the Schedule;

(l)	the Scottish Properties, subject to the further conditions set out in Part 12 of the Schedule; and

(m)	the Stock (excluding the PLC Finished Stock);

(n)	the PLC Finished Stock (subject to and in accordance with clauses 6.3(b) and 9.1);

(o)	the Leasehold Debts;

(p)	the Supplier Prepayments;

(q)	the Irish Shares; and

(r)	the Irish Receivables.

with the intent that the Purchaser shall from the Completion Date carry on each of the Companies' Businesses as a going concern in succession to, and excluding the Property Companies. For the avoidance of doubt, title to the PLC Finished Stock, Ellon Site, Hop Hub 1 and Hop Hub 2 shall not transfer at Completion but shall instead transfer on the relevant Property Transfer Date in accordance with clause 9.

2.2

The Purchaser shall fully indemnify and keep each of the Companies and the Administrators fully indemnified on demand in respect of all costs, claims, demands, expenses and liabilities arising as a result of the use, ownership, possession, exercise of rights or disposal by the Purchaser of the Transferred Assets (or any of them) on or after the Completion Date.

2.3

It is the Purchaser's responsibility (at its own expense) to apply for and obtain any necessary or appropriate licences, consents, permits, registrations or rights to use or have the benefit of any of the Transferred Assets. Failure to obtain any requisite licence, consent, permit, registration or right shall not prejudice this agreement nor entitle the Purchaser to rescind this agreement or prejudice the Consideration payable under this agreement.

3	Excluded Assets

For the avoidance of doubt and without limitation, there shall be excluded from the sale effected by this agreement:

3.1	all Excluded Data;

3.2	all cash in hand or at any bank or other financial institution and all cheques, bills or other negotiable instruments;

3.3

the benefit of any actual or potential claim, or right to make a claim, which either of the Companies or the Administrators may have against any person (including any claim under any policies of assurance, insurance, indemnity and trade credit insurance or against any Employee or former employee), including the proceeds of any litigation;

3.4	the benefit of any actual or potential claim, or right to make a claim, made or to be made by either of the Companies or the Administrators for repayment of any Tax or Tax allowance, relief or credit;

3.5	the benefit of any actual or potential claim, or right to make a claim, made or to be made by either of the Companies or the Administrators for grants from any government, local or public authority;

3.6	the Debts;

3.7	the Lien Stock;

3.8	any heritable, freehold or leasehold properties other than the Properties owned, leased, used or occupied by either of the Companies and any landlords' fixtures and fittings therein;

3.9	the rights of the Companies in relation to any pension, trust or fund established by it or affecting the Employees or any former employees;

3.10	the ROT Assets, the Leased Equipment, and any other Third Party Assets;

3.11	any shares, investments or any other securities owned by the Companies other than the Irish Shares;

3.12	any vehicles used by the Companies;

3.13	the heritable interest in the Ellon Site and the leasehold interests in Hop Hub 1 and Hop Hub 2 until the Property Transfer Date; and

3.14	any other asset, contract, property or right not listed in clause 2.1.

4	Consideration

4.1	The Consideration payable by the Purchaser for the Companies’ Businesses (and the Transferred Assets) shall be apportioned as set out in Part 1, Part 2 and Part 3 of the Schedule.

4.2

The Consideration payable by the Purchaser to the Companies under the terms of this agreement shall be drawn on the client account of the Purchaser's Solicitors and paid by way of telegraphic transfer in cleared funds to such client account of the Administrators' Solicitors as is notified to the Purchaser's Solicitors.

4.3

The portion of the Consideration attributable to each of the Ellon Site, Hop Hub 1 and Hop Hub 2 shall be retained by the Administrators' Solicitors to their irrevocable undertaking in a segregated, interest‑bearing client account, such undertaking to require that those funds are:

(a)	held to the order of the Purchasers' Solicitors; and

(b)	released to the Administrators’ Solicitors automatically on the respective Property Transfer Date (being the end of the term of the TSA),

without the need for further authority, notice or instruction from the Purchaser or the Purchaser’s Solicitors.

5	VAT and other tax provisions

Transfer of a going concern

5.1

The consideration for all supplies for VAT purposes made or deemed to be made under or in connection with this agreement shall be deemed to be exclusive of VAT. The party receiving the supply in question shall pay to the party making that supply (in addition to the consideration) all VAT for which the party making the supply is required to account to HMRC in relation to that supply after production of a valid VAT invoice. Subject to the prior sentence and the provisions of clause 5.9, all VAT payable under this agreement shall be paid at the same time as the payment (or provision of consideration) to which the VAT relates.

5.2	Standard Condition 2 shall not apply.

5.3

Any reference to a person in this clause 5 shall, where appropriate and unless the context otherwise requires, be construed so as to include a reference to the representative member of any VAT group (for the purposes of section 43 of the VAT Act) of which that person may be a member from time to time.

5.4

The parties believe that the sale of the Companies’ Businesses (including the Transferred Assets) will be treated by HMRC as a TOGC and they shall use their reasonable endeavours to procure that the sale is treated as such. This obligation shall not require the Companies or the Administrators to make any appeal against any determination of HMRC that the sale does not amount to a TOGC.

5.5	The Purchaser warrants to the Companies and to the Administrators that:

(a)	it is duly registered with HMRC for VAT purposes with VAT registration number 485743940;

(b)

it has made an Option to Tax (with the consent of HMRC where required) and has notified HMRC of such Option to Tax in accordance with schedule 10 to the VAT Act. The Purchaser has provided the Administrator's Solicitors with evidence (to the Administrator's reasonable satisfaction) of such notice having being made and received by HMRC (it being agreed that copies of the VAT1614A in relation to each Property, a copy of an email to HMRC's option to tax unit and an automated email receipt of such email shall be treated as sufficient evidence);

(c)	it shall not revoke its Option to Tax referred to at paragraph (b) of this clause 5.5 before or within six months of Completion;

(d)	it intends to continue the Business of each Company at or in relation to the Transferred Assets as a going concern;

(e)	it is not a member of the same VAT group (for the purposes of section 43 of the VAT Act) as any tenant or licensee at any Property;

(f)	it is not buying the Transferred Assets as a nominee of or trustee for any other person; and

(g)

article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 (as amended) (Order) does not apply to the Purchaser in relation to the purchase of the Properties (it being agreed that this warranty constitutes a notification to the Companies and to the Administrators' Solicitors to that effect in accordance with the Order), and acknowledges that, if it is in breach of any such warranties, VAT may be payable in relation to the Consideration.

5.6	Each Company shall so far as it is able to do so:

(a)

retain ownership of all VAT Records relating to the Transferred Assets in respect of periods prior to Completion and which are required to be preserved for any period after Completion under the VAT Act; and

(b)	permit the Purchaser at all reasonable times and subject to reasonable written notice to inspect and take copies of the VAT Records at the cost of the Purchaser.

5.7

If, notwithstanding clause 5.6, possession of any of the VAT Records passes to the Purchaser, the Purchaser shall at its own cost retain such VAT Records within the United Kingdom in good order and undertake forthwith on request by the Administrators, the Companies or its agent and at the Purchaser's cost to deliver up such records.

5.8

The Purchaser shall fully indemnify and keep each of the Companies and the Administrators fully indemnified on demand against any Claim or Loss which is or may be incurred as a result of the passing of possession of any such VAT Records to the Purchaser.

5.9

If HMRC seeks to argue that VAT is payable on all or any part of the Consideration payable pursuant to this agreement the Companies shall (and the Administrators (for so long as they remain in office) shall procure that the Companies shall) use commercially reasonable efforts at the Purchaser’s sole cost to satisfy HMRC that the relevant supplies should be regarded as a part of a TOGC and the Purchaser undertakes to provide reasonable assistance for this purpose. If, notwithstanding such efforts, it is determined in writing by HMRC that the sale of all or any part of the Companies’ Businesses (including the Transferred Assets) under this agreement does not constitute a TOGC, then the VAT chargeable by a Company, the Companies or the Administrators shall be paid by the Purchaser to the relevant Company that owned the relevant Transferred Assets or to the Administrators by the later of (i) Completion and (ii) the date that is five Business Days following the relevant Company or the Administrators delivering the written determination from HMRC to the Purchaser and demanding payment. The Purchaser shall fully indemnify and keep each of the Companies and the Administrators full indemnified against any penalty and interest charges incurred to HMRC in relation to such VAT. Any payments required to be made in relation to penalty and interest charges shall be made within five Business Days of written demand.

5.10

If, subsequent to the Purchaser paying an amount in respect of VAT (or related interest or penalties) in accordance with this Agreement, it is determined in writing by HMRC (or any tribunal, court or other competent authority) that all or part of the VAT was not so payable, the Companies shall (and the Administrators (for so long as they remain in office) shall procure that the Companies) promptly repay such amounts to the Purchaser following receipt of any such written determination.

Stamp Duties

5.11	The Purchaser shall pay any stamp duties payable in respect of this agreement or any other document entered into or executed in connection with or pursuant to this agreement.

Capital allowances

5.12

Promptly following Completion but strictly subject to the Administrators obtaining confirmation of the tax written down value in the Property Companies' past tax returns (which the Administrators shall use reasonable endeavours to do promptly), the Buyer and the Property Companies (acting by the Administrators) agree that they shall enter into an election (an Election) under section 198 of the Capital Allowances Act 2001 (CAA) in respect of each of the Properties in a form agreeable to each of them, acting reasonably. In the event the Administrators are unable to do so, the Administrators shall inform the Purchaser and the Administrators and the Purchaser shall discuss the matter and use reasonable good faith endeavours to reach a reasonable resolution. The Elections shall, without limitation, apportion the Consideration which is attributed to fixtures at each Property, showing separate figure for integral fixtures and ordinary fixtures. The Property Companies and the Purchaser agree and confirm that they will comply with their respective procedural obligations under section 201 of the CAA in respect such Elections and Elections will be executed and submitted as soon as reasonably practicable after Completion.

5.13	If HMRC for any reason raises any question concerning. or disputes the validity of the figures in an Election, the party with whom the question has been raised or who is in dispute shall:

(a)	keep the other parties fully informed;

(b)	send the other parties copies of all material correspondence with HMRC (or relevant extracts) in relation to the matter; and

(c)	provide the other parties reasonable opportunity to comment on any correspondence to be submitted to HMRC.

6	Completion

Completion shall take place on the Completion Date at the offices of the Administrators' Solicitors or at such other place as the Administrators may direct to the Purchaser at least two Business Days prior to the Completion Date, when:

6.1	subject to the Purchaser having complied fully with its obligations under clause 6.2, the Companies shall so far as they are able to do so:

(a)

make available for collection by the Purchaser at their then current locations/at the relevant Properties those Transferred Assets title to which is capable of transfer by delivery (which shall include (without limit) the physical handover of tangible materials, and the electronic access and export or download in a standard, portable format of intangible materials in which Acquired Data and Business Intellectual Property subsist);

(b)	execute the Acquisition Documents to which it is an executing party;

(c)	deliver to the Purchaser the Deeds of Partial Release and the Discharges of Standard Security executed by the relevant Lender;

(d)

grant the Licences to the Purchaser. The Purchaser acknowledges that the grant of the Licences may amount to a breach of the relevant Lease (if applicable) (or any other occupational right of the relevant Company in relation to the relevant Property) and any risk in respect thereof or in respect of any refusal on the part of any Reversioner to consent to each of the Licences is the Purchaser's alone;

(e)	deliver to the Purchaser all electronic copies of the English Premises Licences; and

(f)	deliver to the Purchaser (to the extent available to International and in the possession of the Administrators) the electronic share certificate in respect of the Irish Shares.

6.2	the Purchaser shall:

(a)	pay, in accordance with clause 4.2:

(i)	the Consideration; and

(ii)	all other sums payable by virtue of any obligation imposed on the Purchaser by this agreement if, but only to the extent, that such sums are ascertainable on the Completion Date;

(b)	execute all documents delivered by the Companies which require execution by the Purchaser, including, but not limited to, the Acquisition Documents to which the Purchaser is an executing party;

(c)

deliver to the Companies all documents delivered by the relevant Company which require execution by the Guarantor, including, but not limited to, the Acquisition Documents to which the Guarantor is an executing party;

(d)	make such lawful arrangements as it sees fit for collecting any of the Transferred Assets which are not situated at any of the Properties; and

(e)

deliver to the Companies a copy of the duly executed power of attorney under which any Acquisition Document has been or is to be executed by the Purchaser or the Guarantor, certified as a true copy of the original by the Purchaser's Solicitors.

6.3	Notwithstanding completion of the sale on the Completion Date, the parties agree that:

(a)	PLC shall continue to own the Ellon Site subject to the provisions of this agreement;

(b)	the legal title to the PLC Stock shall remain with PLC;

(c)	the Purchaser engages PLC and the Administrators to provide the services pursuant to the TSA during the Trading Period;

(d)	Retail shall retain possession of Hop Hub 1 pursuant to the TSA during the Trading Period; and

(e)	PLC shall retain its leasehold interest in Hop Hub 2 pursuant to the TSA during the Trading Period.

6.4

Transfer of title and/or leasehold interest to the Purchaser in respect of the Ellon Site, Hop Hub 1 and Hop Hub 2 shall occur automatically on the Property Transfer Date (being the end of the term of the TSA) without the need for further notice or action by any party. The legal transfer/assignation of each such property interest shall take effect on the relevant Property Transfer Date (being the end of the term of the TSA), in accordance with clause 9.

7	Further assurance

7.1

Without prejudice and in addition to the other provisions of this agreement the Companies will so far as they are reasonably able, after and notwithstanding Completion (at the Purchaser's expense and for such time as the Administrators remain in office) execute and deliver any other documents and do (or procure to be done) such things as may reasonably be required from time to time by the Purchaser to vest in the Purchaser (and for the Purchaser to receive) the Transferred Assets in accordance with the terms of this agreement.

7.2

PLC or Retail (as relevant) shall, at the relevant Property Transfer Date, execute the Disposition (Ellon), the assignation of the lease of Hop Hub 1, and the assignation of the lease of Hop Hub 2, subject always to landlord consent where required.

7.3

Without prejudice and in addition to the other provisions of this agreement, the Purchaser and the Guarantor shall, after and notwithstanding Completion from time to time and at their own expense, do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as may reasonably be required to give full effect to the Acquisition Documents.

7.4	The terms of all documents referenced in clause 7.1 and 7.2 shall be subject to the prior approval of the Administrators' Solicitors.

7.5

Each of the Property Companies shall provide (to the extent available to the relevant Property Company and in the possession of the Administrators) the following information to the Purchaser within one Business Day of the Completion Date:

(a)

all identifiers, passwords and authentication tokens, two-factor authentication recovery codes, backup codes, and details of the device or application on which any two-factor authentication is configured, required to control and transfer the Domain Names; and

(b)

the log-in details for the Social Media Accounts, including but not limited to the usernames, passwords, access codes, two-factor authentication recovery codes and any security questions and the answers to those questions.

(c)

all administrator credentials, passwords, licence keys, API keys, and authentication tokens for all IT systems, servers, cloud accounts, SaaS platforms, email systems, ERP systems, CRM systems, e-commerce platforms, and other Information Technology forming part of the Transferred Assets; and

(d)	all documentation and information reasonably required for the Purchaser to operate the Information Technology forming part of the Transferred Assets.

7.6	Each of the Property Companies (acting by the Administrators) shall (to the extent possible using reasonable endeavours):

(a)

initiate within one Business Day of the Completion Date the transfer of each Domain Name to the Purchaser or its nominee, including providing transfer authorisation codes and unlocking the Domain Names for transfer (to the extent available to the relevant Property Company and in the possession of the Administrators);

(b)	cooperate with the Purchaser’s reasonable requests to effect the transfer of administrative control of each Social Media Account to the Purchaser; and

(c)	not, and shall procure that the Administrators shall not, take any step to suspend, cancel, or transfer any Domain Name or Social Media Account to any person other than the Purchaser.

7.7	The Property Companies (acting by the Administrators) shall within one Business Day of the Completion Date to the extent within their possession or control and possible using reasonable endeavours:

(a)

deliver to the Purchaser full administrative control of all email systems used by the Companies’ Businesses, including global administrator credentials, tenant-level access rights, passwords, authentication tokens, and two-factor authentication recovery codes;

(b)	transfer control of all domain routing configurations (including MX records) necessary to operate the Property Companies’ email services;

(c)	provide to the Purchaser a complete export of all mailbox contents, shared mailboxes and distribution lists in a standard, portable format;

(d)

pending completion of migration to the Purchaser’s systems (and in any event for a period of up to 180 days following Completion), not suspend, terminate, downgrade, delete, purge or materially alter any email account, mailbox data, tenant configuration or subscription without the Purchaser’s prior written consent and shall configure automatic forwarding of incoming emails to such addresses as the Purchaser may specify; and

(e)

where any email system is provided by a third-party provider and transfer of tenant ownership or subscription requires provider approval or third-party consent, use all reasonable endeavours to procure such transfer/novation to the Purchaser (or its nominee) and, pending completion of that transfer/novation, grant the Purchaser administrative access and cooperate with any provider process (including KYC/onboarding) required to maintain uninterrupted service.

7.8

The Purchaser shall fully indemnify and keep each of the Companies and the Administrators fully indemnified on demand in respect of the reasonable remuneration and all costs and expenses (including legal expenses) incurred by the relevant Company and/or the Administrators, acting reasonably in providing assistance pursuant to this clause 7.

8	Transfer of Contracts

8.1

The Purchaser shall, from the Completion Date, take over, adopt and accept responsibility for, and meet all liabilities in connection with, the completion of the Contracts and the Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand against any Claim or Loss in respect thereof.

8.2	This agreement constitutes an assignment to the Purchaser of the benefit of each Contract:

(a)	which can be assigned by the Property Company without any Third Party Consent; and

(b)	which cannot be assigned without Third Party Consent, but in respect of which such Third Party Consent has been obtained at or before the Completion Date,

in each case, with effect from the Completion Date.

8.3

Insofar as any of the Contracts cannot effectively be transferred to the Purchaser except by way of novation or with a Third Party Consent to an assignment and such Third Party Consent has not been obtained at or before the Completion Date:

(a)	this agreement shall not constitute an assignment or an attempted assignment of such Contract;

(b)

the Purchaser shall (at the Purchaser's expense) co‑operate (so far as is reasonable and practicable) with the relevant Property Company and the Administrators and shall use reasonable endeavours to procure that such Third Party Consent is obtained and the Purchaser shall seek to enter into such form of assignment or novation as the relevant Property Company shall require (and the Purchaser shall promptly provide copies of any such consents, assignments and novations to the relevant Property Company and the Administrators); and

(c)

from the Completion Date and until such Third Party Consent is obtained or any such Contract is novated, the Purchaser shall, for its own benefit and if, but only to the extent that, such Contract permits, perform (and if, but only to the extent that, the Contract does not permit, offer to perform at the Purchaser's expense) all the obligations of the relevant Property Company and the Administrators thereunder and shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand against any Claim or Loss arising as a result of any act, neglect, default or omission on the part of the Purchaser to perform or comply with any such obligation of the Property Companies or the Administrators.

8.4

Any failure for whatever reason to assign or to novate any Contract or to perform the obligations under any Contract as subcontractor or agent shall not entitle the Purchaser to claim compensation or damages or a reduction in or repayment of the Consideration paid or payable or entitle the Purchaser to rescind this agreement, all rights to which are hereby expressly waived and released by the Purchaser.

8.5	The Purchaser hereby undertakes at its own expense:

(a)

to complete in a proper and workmanlike manner and meet all liabilities in connection with the Contracts (unless excluded from the sale) and to fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand against any Claim or Loss arising in respect thereof;

(b)	to meet all warranty and product liability claims and to remedy all breaches of express and implied terms of agreements with Customers arising out of acts or omissions, whenever arising; and

(c)

to deal with the Returns in accordance with the rights of any Customers of the PLC Business or Retail Business (as relevant) and to use its best endeavours to assist the Property Companies and the Administrators in determining the validity of any Customer's right to make Returns provided that the Property Companies and the Administrators reserve the right:

(i)	to deal with all or any of the Returns in their sole discretion; and

(ii)	to require the Purchaser to use its best endeavours to assist the relevant Property Company and the Administrators in selling or otherwise disposing of all or any of the Returns.

8.6	Notwithstanding any other provisions of this agreement, the Purchaser acknowledges and accepts the risk that:

(a)	the Property Companies may not be entitled to novate or assign some or all of the Contracts;

(b)	some or all of the Contracts may have already been breached or terminated;

(c)	any other party to the Contracts may refuse to continue performance of its contractual obligations unless the Purchaser is willing to remedy such breach;

(d)	any other party to the Contracts may refuse to continue with the performance of its contractual obligations on the same terms or at all; and

(e)	any other party to the Contracts may exercise or purport to exercise rights of set-off or counterclaim against the Purchaser, and there shall be no abatement or reduction of the Consideration payable for the Transferred Assets under this agreement in any such circumstances.

8.7

The Purchaser shall assume all expenses incurred in the operation of this clause 8 and in respect of any outgoings or obligations whatsoever under any Contract (whether arising before or from the Completion Date).

8.8

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand in respect of the reasonable remuneration, costs, expenses (including legal expenses) and other outgoings incurred by the Property Companies and/or the Administrators, acting reasonably, in providing assistance requested by the Purchaser pursuant to this clause 8.

9	Deferred Transfer of PLC Finished Stock, Ellon Site and Hop Hub Sites

This clause 9 sets out the conditions applicable to the deferred transfers of the PLC Finished Stock, Ellon Site, Hop Hub 1 and Hop Hub 2.

9.1	PLC Finished Stock

There shall be an irrevocable and unconditional transfer of any remaining PLC Finished Stock in the possession of PLC and which has not otherwise been sold or transferred to any Customer automatically on the Property Transfer Date (being the end of the term of the TSA).

9.2	Ellon Site (Heritable)

(a)	PLC shall grant a Disposition of the Ellon Site on the Property Transfer Date (being the end of the term of the TSA).

(b)	PLC shall continue to operate the brewery during the Trading Period pursuant to the TSA.

9.3	Hop Hub 1 (Retail Leasehold)

(a)	Retail shall assign the lease of Hop Hub 1 on the Property Transfer Date subject to Consent (having the meaning given in Part 12).

(b)	During the Trading Period, Retail shall retain possession; the Purchaser shall fund rent and all other lease sums (as provided in the TSA).

(c)	If landlord consent is not obtained by the end of the Trading Period, the licence of Hop Hub 1 pursuant to the Hop Hub 1 Licence shall commence.

9.4	Hop Hub 2 (PLC Leasehold)

(a)	PLC shall assign its leasehold interest in Hop Hub 2 to the Purchaser on the Property Transfer Date, subject to Consent (having the meaning given in Part 12).

(b)

For the avoidance of doubt, PLC shall have no obligation to vary, terminate or procure the termination of the existing sublease prior to the assignation, and the Purchaser shall have no right to require any such variation, termination or renegotiation as a condition to Completion.

(c)	During the Trading Period, PLC shall retain its leasehold interest in Hop Hub 2 and the Purchaser will fund all rent and all other sums provided in the TSA.

(d)	If landlord consent is not obtained by the end of the Trading Period, the licence of Hop Hub 2 pursuant to the Hop Hub 2 Licence shall commence.

10	PDQ Machines

10.1	The Property Companies shall leave the PDQ Machines at the relevant Bar and Hotel Properties for the PDQ Machines Period (or such lesser period in accordance with clause 10.2 below).

10.2	At the end of the PDQ Machines Period or earlier if:

(a)	the Purchaser obtains alternative credit card processing machines and ancillary equipment in accordance with clause 10.8 below; or

(b)	the Purchaser breaches this clause 10; or

(c)	a merchant services provider to the relevant Property Company requires in writing the return or cessation of use of the PDQ Machines,

each Property Company and/or the Administrators shall be entitled at the Purchaser's reasonable cost and expense to remove the PDQ Machines and the Purchaser shall, as soon as reasonably practicable following receipt of a written demand, deliver the PDQ Machines to the Administrators or as otherwise directed by the Administrators.

10.3

The Property Company shall not object to nor hinder any arrangements which the Purchaser may wish to make with the owners of the PDQ Machines and shall (at the Purchaser's reasonable cost and expense) execute such documents as the Purchaser may reasonably require, in such terms as may be approved by the Administrators, to acquire title or continue use, provided always that if the owner of the PDQ Machines refuses to sell or otherwise make available the PDQ Machines to the Purchaser then the Purchaser shall forthwith deliver up such item for collection and removal by the owner.

10.4

The Purchaser acknowledges that neither the Property Companies nor the Administrators can require any merchant services provider to continue to provide merchant services (including but not limited to providing the PDQ Machines) The risk in this respect is entirely for the Purchaser and the Purchaser shall not be entitled to make any Claims or recovery for Loss or seek any reduction in the Consideration in respect of the PDQ Machines.

10.5

If following Completion, any Property Company shall receive any PDQ Income, the relevant Property Company (acting by the Administrators) shall, within 10 Business Days of the earlier of either the cessation of use of the PDQ Machines by the Purchaser, or the end of each week in which the relevant Property Company or the Administrators receive the PDQ Income, account for any such PDQ Income in cleared funds to the Purchaser to such account nominated in writing by the Purchaser.

10.6

For the avoidance of doubt, the Property Companies and the Administrators shall be under no obligation to submit for payment any transaction made using the PDQ Machines (including without limitation in respect of any transaction made on or after the Completion Date) or take action (of whatever nature) in respect of any chargeback, levy or fee imposed by a card issuer. The Purchaser shall be responsible, and at its own risk, for all submissions relating to transactions after the Completion Date.

10.7

From the Completion Date, the use of the PDQ Machines is at the Purchaser's own risk and neither the Property Companies and/or the Administrators shall have any liability or obligation to the Purchaser in respect of the PDQ Machines, save pursuant to clause 10.5 above.

10.8

The Purchaser shall use its reasonable endeavours to obtain alternative credit card processing machines and ancillary equipment as soon as possible after the Completion Date and, promptly after implementing such alternative credit card processing machines and ancillary equipment, shall stop using the PDQ Machines and shall notify the Property Companies and the Administrators of the same whereupon the Property Companies (acting by the Administrators) shall be free to collect at the Purchaser's reasonable cost and expense the PDQ Machines from the relevant Bar and Hotel Properties. Prior to collection of the PDQ Machines as aforesaid, the Purchaser shall be obliged to store the PDQ Machines and keep it in a safe and secure location at no cost to the Property Companies or the Administrators.

10.9

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand from and against all hire, rental or other charges payable and any Claim or Loss arising in relation to the PDQ Machines of which the Purchaser has possession.

10.10

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand in respect of the reasonable remuneration, costs, expenses (including legal expenses) and other outgoings incurred by any Property Company and/or the Administrators, acting reasonably, in providing assistance requested by the Purchaser pursuant to this clause 10.

11	Leased Equipment

11.1

The Property Companies shall be entitled to leave the Leased Equipment upon the Properties at the Completion Date. The Purchaser acknowledges that it has no title to nor right of possession or use of any such items or assets.

11.2

The Property Companies shall not object to nor hinder any arrangements which the Purchaser may wish to make with the owners of the Leased Equipment and shall (at the Purchaser's cost and expense) execute such documents as the Purchaser may reasonably require, in such terms as may be approved by the Administrators, to acquire title or continue use provided always that if the owner of any part of the Leased Equipment refuses to sell or otherwise make available any part of the Leased Equipment to the Purchaser then the Purchaser shall forthwith deliver up such item for collection and removal by the owner.

11.3

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand from and against all hire, rental or other charges payable and any Claim or Loss arising in relation to any item of Leased Equipment of which the Purchaser has possession.

11.4

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand in respect of the reasonable remuneration, costs, expenses (including legal expenses) and other outgoings incurred by the Property Companies and/or the Administrators, acting reasonably, in providing assistance requested by the Purchaser pursuant to this clause 11.

12	ROT Assets

12.1

The Property Companies shall be entitled to leave the ROT Assets upon the Properties at the Completion Date. The Purchaser acknowledges that it has no title to nor right of possession or use of any of the ROT Assets.

12.2	The Purchaser will comply with its obligations under clause 22.5 in relation to ROT Assets.

12.3	Insofar as reasonably practicable the Purchaser shall, at its own expense, separate and clearly identify the ROT Assets from the Stock and Equipment immediately following the Completion Date.

12.4

The Purchaser shall notify the Administrators and the Administrators shall notify the Purchaser, in writing as soon as practicable if it / they receive(s) notification from any creditor of any Property Company that it has an ROT Claim following which notification the relevant Stock shall be treated as ROT Assets and the Purchaser shall not without the prior written consent of the Administrators admit the ROT Claim or take any other action whatsoever in relation to such claim (such consent not to be unreasonably withheld or delayed).

12.5	Subject to clause 12.7, the Purchaser shall in consultation with the Administrators adjudicate upon and negotiation with a view to settling any valid ROT Claim and the Purchaser either shall:

(a)	direct the Administrators to reject the ROT Claim and in doing so provide the Administrators with reasons for such rejection; or

(b)

agree settlement of the ROT Claim and upon doing so the Purchaser undertakes that any such settlement shall only be made on the basis that the relevant supplier expressly releases the relevant Property Company and the Administrators from the ROT Claim. Title to ROT Assets subject to an ROT Claim shall pass to the Purchaser upon settlement of all ROT Claims in respect of such ROT Assets.

12.6

Upon receiving notification pursuant to clause 12.5(a) and where it is then established by agreement (or otherwise) between the Administrators and the relevant claimant that an ROT Claim is not valid and enforceable, such right, title and interest (if any) as the Property Companies have in the ROT Asset, the subject of that ROT Claim, will pass to the Purchaser, on the date of that agreement or court order.

12.7

If any ROT Claim is made against the Administrators personally or court proceedings in respect of any ROT Asset are considered by the Administrators to be imminent or are issued, the Administrators shall have sole conduct of that ROT Claim and will (provided the Administrators determine in their sole discretion it is reasonable to do so, having regard to, amongst other things, time constraints and unjustified risks likely to be assumed by the Administrators in taking such step), in conducting such ROT Claim, consult with the Purchaser at the sole cost and expense of the Purchaser, as applicable and take into account the Purchaser's reasonable wishes in connection with such ROT Claim.

12.8

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand from and against any Claim or Loss which may arise as a result of the Purchaser's possession or use of any of the ROT Assets, except when, but only to the extent that, any such Claim or Loss is satisfied pursuant to the indemnity contained in clause 22.5.

13	Employees

13.1

The Property Companies and the Purchaser agree and acknowledge that the sale of the Transferred Assets will constitute a 'relevant transfer' for the purposes of the Regulations and that pursuant to the Regulations on the Completion Date the Purchaser will become the employer of the Employees, whose contracts of employment and the rights, powers, duties and liabilities under or in connection with such contracts of employment shall be transferred to the Purchaser.

13.2

In the event that the Regulations do not apply to this agreement or have effect to transfer the employment of any of the Employees to the Purchaser, the Purchaser shall offer employment to such Employees within seven days of being informed of such fact on such terms and conditions as would have applied if the Regulations had applied to transfer their employment and all of the following provisions of this clause 13 shall apply as if the Regulations had applied.

13.3

Neither the Property Companies nor the Administrators shall have any liability to the Purchaser in respect of any claims, liabilities or obligations to which the Purchaser may become subject in respect of any of the Employees whenever arising and whether arising under the Regulations or otherwise.

13.4

The Purchaser agrees that it shall not claim, prove for or in any way seek to recover from the either of the Property Companies or the Administrators any claims, liabilities or obligations to which the Purchaser may become subject in respect of any of the Employees.

13.5

The Purchaser hereby agrees that notwithstanding Regulation 8(5) of the Regulations it is solely liable for the ERA Liabilities, shall make all such payments as are due to the Employees in this respect and neither the Property Companies nor the Administrators shall have any liability to the Purchaser or the Employees in respect of the ERA Liabilities (whether or not they are referable or relate to a period prior to and/or including the Completion Date).

13.6

The Purchaser shall procure that the Employees do not claim, prove for nor in any way seek to recover from the Property Companies, the Administrators and/or the NIF any of the ERA Liabilities that are referable or that relate to a period prior to and/or including the Completion Date.

13.7

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand against any Claim or Loss arising in respect of the Employees including but not limited to those arising out of:

(a)	any failure to inform or consult the Employees or their representatives in relation to the proposed transfer of their contracts of employment;

(b)	any failure to provide information in respect of the Employees to the Purchaser;

(c)	any act or proposal which amounts to a repudiatory breach of contract by the Purchaser in respect of the Employees;

(d)

the change in the identity of the employer from the Property Companies to the Purchaser amounting to a substantial change to any of the Employees' working conditions to the material detriment of such Employee;

(e)

any actual or proposed substantial change by the Purchaser in the working conditions or terms of employment of all or any of the Employees that taken individually or collectively are to the material detriment of all or any of the Employees;

(f)	any Claim or Loss which arises as a consequence of the Purchaser being in breach of its obligations under clauses 13.4 and 13.5; and

(g)	anything done or omitted to be done by the Purchaser, or any other event or occurrence, in relation to the employment of any of the Employees at any time on or after the Completion Date.

13.8

The Purchaser acknowledges that the Property Companies (acting by the Administrators) have, so far as practicable, provided it with the Employee Liability Information and that, given the Administrators' limited knowledge of the Companies' Businesses and the insolvency of either of the Property Companies, such information may be incomplete or inaccurate.

14	Debts

14.1

If the Purchaser receives any payment in respect of any of the Debts or receivables attributable to any period prior to Completion it shall promptly notify the Administrators and provided that the Purchaser receives the written invoice relating to the same (Invoice) such money shall be paid within two Business Days of receipt of the Invoice in cleared funds to the Property Companies or HIF or as the Administrators may direct (without any deduction or set‑off) and until such money is so paid it shall be kept separate from the Purchaser's own money in a separate bank account designated as a trust account and held on trust for the Property Companies or HIF or as the Administrators may direct. The costs of determining such trust shall not be borne out of trust funds.

14.2

If the Purchaser is not provided with copies of the Invoices within 10 Business Days of notifying the Administrators of receipt of any Debts or receivables attributable to any period prior to Completion, then the Purchaser is entitled to retain any such monies unless and until the Invoice is provided to the Purchaser.

14.3

Where any debtor owes money to the Purchaser and to one or more of the Property Companies, HIF and the Administrators it shall be assumed in the absence of evidence to the contrary that any money received by the Purchaser from such a debtor is paid first in respect of the Debts. The Purchaser shall account for such money to the Property Companies or HIF or the Administrators or as the Administrators may direct.

14.4	The Property Companies and the Administrators and HIF shall be at liberty to collect all or any of the Debts in such manner as it/they see fit.

14.5	The Purchaser shall not without the prior written consent of the Administrators issue any credit note or otherwise purport to act on behalf of the Property Companies in relation to any of the Debts.

15	Business Intellectual Property and Information Technology

15.1

The Purchaser acknowledges that the Business Intellectual Property and the Business Information Technology may be subject to restrictions or deficiencies and that it may or may not be sufficiently transferable to the Purchaser to enable the Companies' Businesses to be carried on efficiently or at all. The Purchaser undertakes to make its own enquiries into all such matters and agrees that it shall have no right to rescind, avoid or vary this agreement or to claim damages or a reduction in the Consideration paid or payable under the terms of this agreement if it transpires that the Purchaser shall not have acquired title to all or any of the Business Intellectual Property, provided that nothing in this clause 15.1 shall relieve the Property Companies or the Administrators of any express obligation to deliver, execute, assign, or transfer any Transferred Asset pursuant to and in accordance with the terms of this agreement.

15.2

The Purchaser undertakes to provide the US Subsidiaries and the Australia Subsidiaries or (if relevant) to permit the US Subsidiaries and/or the Australia Subsidiaries to continue to use a non-exclusive, worldwide, royalty-free licence, personal to the US Subsidiaries and the Australia Subsidiaries, which shall not be assignable or licensable to third parties, for the use of the Business Intellectual Property solely to the extent necessary to trade each of the US Subsidiaries' or the Australia Subsidiaries' business (as applicable) and (if relevant) in the same manner as it was so used by the relevant business during the 12-months immediately preceding the Completion Date for a period of one month from and including the Completion Date.

15.3

The Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand against any Claim or Loss, arising by reason directly or indirectly of the transfer of the Business Intellectual Property and the Business Information Technology to the Purchaser or its purported sale under this agreement or use of it by the Purchaser or by any transferee or licensee from the Purchaser.

16	Name

The Purchaser acknowledges that the Administrators have no power or authority to require PLC's members to change PLC's legal name but subject thereto the Administrators acknowledge that Purchaser shall own the Name and therefore the Administrators have no right to raise any objection to the Purchaser using, changing or transferring the Name as from the Completion Date or to the Purchaser changing its corporate name to a name including the Name provided that:

16.1	any such use shall be at the risk of and the sole responsibility of the Purchaser; and

16.2

nothing in this agreement shall preclude the Companies from using their existing corporate name in relation to the Excluded Assets and/or their realisation and/or for the purposes of its insolvency or require it to change its existing corporate name.

17	BrewDog Ireland

17.1

The Purchaser shall fully indemnify and keep each of PLC and the Administrators fully indemnified on demand against any Claim or Loss, arising directly or indirectly from PLC being party to the Irish Lease as a guarantor and guaranteeing the obligations of BrewDog Ireland in respect of and pursuant to the terms of the Irish Lease

17.2

The Purchaser undertakes within two weeks of the Completion Date to use its reasonable endeavours to negotiate with the landlord of the Irish lease with a view to the Purchaser or another member of the Purchaser's Group replacing PLC as the guarantor under the terms of the Irish Lease. To the extent that PLC and/or the Administrators are requested to enter into any documents in relation to such transfer or replacement, the negotiation and approval of such documents by PLC and/or the Administrators (as relevant) shall be at the Purchaser's costs and shall be subject to the prior approval of the Administrators' Solicitors.

18	Apportionments and outgoings

18.1

Subject to the terms of this agreement, all expenses, outgoings, claims, debts and liabilities (including contingent claims and liabilities) paid or payable by the Companies or the Administrators relating to the Companies' Businesses and the Transferred Assets save (i) in relation to the Employees, (ii) in respect of the English Leasehold Properties and the Scottish Properties which shall be dealt with in accordance with Part 11 and Part 12 of the Schedule respectively, and which are referable to a period partly before and partly after the Completion Date shall be apportioned for each Company as at the Completion Date and (iii) any expenses, outgoings or liabilities referable to ownership or leasehold interest in the Ellon Site, Hop Hub 1 or Hop Hub 2 shall be apportioned as at the Property Apportionment Date (Apportionments).

18.2	The Administrators shall at their discretion be entitled to prepare a completion statement in relation to each Apportionment and deliver the same to the Purchaser.

18.3

The Purchaser shall give the Companies and the Administrators reasonable access to the Books and Records and other working papers of the Purchaser upon request to assist the Administrators in the preparation of the completion statement produced or to be produced in accordance with clause 18.2.

18.4

If the Purchaser does not within two Business Days of receipt of the completion statement referred to in clause 18.2 for each Company give written notice (Dispute Notice) to the Administrators that they do not agree that the Apportionment set out in the Administrators' completion statement for either Company is accurate, then the same shall be deemed as accepted by the parties hereto as being accurate for the purposes of clause 18.6.

18.5

If the Purchaser gives to the Administrators a Dispute Notice within the two Business Day period referred to in clause 18.4 and the Purchaser and the Administrators fail to agree the Apportionment within five Business Days of service of the Dispute Notice on the Administrators then the issue of the Apportionment shall be referred for determination to an Expert nominated by the Administrators. The Expert, and any member or employee of the Expert's firm as required by the Expert, shall be entitled to inspect the working papers of the Purchaser and such accounting records and documents of the Purchaser and the Purchaser's auditor as they may reasonably consider necessary. In making their determination, the Expert shall act as expert and not as arbitrator, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Purchaser.

18.6

The Purchaser shall pay to the Companies an amount equal to the Apportionments as agreed or determined in accordance with this clause 17, within two Business Days of such agreement or determination or as the Administrators may direct (without any deduction or set‑off) and until such money is so paid it shall be kept separate from the Purchaser's own money in a separate bank account designated as a trust account and held on trust for the Companies or as the Administrators may direct. The costs of determining such trust shall not be borne out of trust funds. For the avoidance of doubt, in respect of the Ellon Site, Hop Hub 1 and Hop Hub 2, the amount payable by the Purchaser under this clause shall be calculated as at the Property Apportionment Date,

18.7

If the Companies or the Administrators have ordered in the period commencing on the date the Companies entered administration and ending on the Completion Date any goods or services relating to the Companies' Businesses or the Transferred Assets for the benefit of the Companies or the Purchaser and those goods or services have not been delivered or performed prior to the Completion Date then the Purchaser shall pay for those goods or services. Payment shall be made within five Business Days of the date of delivery of any invoice to the Purchaser or the date on which payment is due to the supplier, if sooner. The Purchaser shall fully indemnify and keep each of the Companies and the Administrators fully indemnified on demand against any Claim or Loss arising as a result of its failure to comply with the terms of this clause 18.7. For the avoidance of doubt, and except as expressly provided otherwise in this agreement, the Companies shall have no obligation under this agreement to discharge any outgoings, payments or debts payable by and known claims and known liabilities (including contingent claims and liabilities) outstanding against it or the Companies' Businesses or any of the Transferred Assets or the Excluded Assets as at the Completion Date.

18.8

For the avoidance of doubt and except as expressly provided otherwise in this agreement, the Purchaser shall pay, satisfy and discharge all outgoings, payments, debts payable by and claims (including contingent claims and liabilities) and/or liabilities arising against the Companies' Businesses incurred or arising on and after the Completion Date, and the Purchaser will fully indemnify and keep each of the Companies and the Administrators fully indemnified on demand from and against all claims and liabilities which may be brought against or incurred by the Companies or the Administrators in respect of such outgoings, payments, debts and liabilities.

19	Title and risk

19.1

Such right, title and interest as the Companies may have in the Transferred Assets shall pass to the Purchaser on payment in full of the Consideration pursuant to clause 4, other than in relation to the English Leasehold Properties and the Scottish Properties in respect of which Part 11 and Part 12 of the Schedule respectively, shall apply and other than in relation to the PLC Finished Stock in respect of which clause 9.1 shall apply.

19.2

Risk in the Transferred Assets, other than the English Leasehold Properties and the Scottish Properties in respect of which Part 11 and Part 12 of the Schedule respectively, shall apply, and the Companies' Businesses shall pass to the Purchaser at the Completion Date and the Purchaser shall effect its own insurances in respect thereof.

20	Books and Records

20.1

The Property Companies (acting by the Administrators) shall have access to the Books and Records for the period of the administration of the Property Companies to deal with all matters arising in connection with the administration of the Property Companies.

20.2

The Purchaser shall for the period of the administration of the Property Companies make available without charge for the use of the Administrators reasonable office, telephone and secretarial facilities during normal business hours to enable the Administrators to deal with the matters referred to in clause 20.1.

21	Access to Properties and staff

21.1

The Property Companies (acting by the Administrators) shall have access to the Properties and the persons employed or engaged by the Purchaser in connection with carrying on the Companies' Businesses for the period of the Licences to deal with all matters arising in connection with the administration of the Property Companies.

21.2

The Purchaser shall for a period of 90 Business Days following the Completion Date make available without charge, for the use of the Administrators, reasonable office, telephone and secretarial facilities at the Properties during normal business hours to enable the Administrators to deal with the matters referred to in clause 21.1 and for storage purposes.

22	Exclusion of warranties

22.1

Subject to clause 22.11, all Representations in respect of the Companies' Businesses and/or the Transferred Assets and/or the Properties or any of them or any of the rights, title and interests transferred or agreed to be transferred pursuant to this agreement are expressly excluded (including without limitation, warranties and conditions as to title, vacant possession (if applicable), quiet possession, quality, fitness for purpose and description).

22.2

The Transferred Assets, the Properties and the Companies' Businesses are sold subject to this agreement and in their present state, condition and (where applicable) locations at the Completion Date and subject to all faults, liens, executions, distraints, Encumbrances, detentions or other claims of third parties over them or in respect of their use. The cost and expense of discharging or compromising any or all of the foregoing shall be for the sole account of the Purchaser and the Purchaser shall have no recourse against the Companies or the Administrators and shall not be entitled to make any Claims or recovery for loss or seek any reduction in the Consideration in respect of the Transferred Assets. Unless otherwise required by Law (and then only to that extent) the Companies and the Administrators and each of them shall not be liable for any loss, claim or damage of any kind whatever, consequential or otherwise arising out of or due to or caused by any defect or deficiencies in any of the Transferred Assets or the Companies' Businesses or the Properties.

22.3

The Purchaser and the Guarantor agree that the terms and conditions of the Acquisition Documents and the exclusions and limitations contained in them are fair and reasonable having regard to the following:

(a)	this is a sale by an insolvent company in circumstances where it is usual that no representations and warranties can be given by or on behalf of the Companies or the Administrators;

(b)

the Purchaser and the Guarantor have relied solely upon their own opinion and/or professional advice concerning the Companies' Businesses and/or the Transferred Assets, and/or the Properties their quality, state, condition, description, fitness and/or suitability for any purpose, the possibility that some or all of them may have defects not apparent on inspection and examination and the use it intends or proposes to put them to;

(c)

the Purchaser has agreed to purchase the Transferred Assets "as seen" in their present state and condition for a consideration which takes into account the risk to the Purchaser represented by the parties' belief that the said exclusions and limitations are or would be recognised by the courts and the Guarantor has agreed to enter this agreement on the same basis;

(d)

the Purchaser and the Guarantor and its servants, employees, agents, representatives and advisers has been given every opportunity they may wish to have to examine and inspect all or any of the Transferred Assets and the Properties and all relevant documents relating to them and to obtain information from the Companies and/or the Administrators relating to the Companies' Businesses and the Transferred Assets and the Properties; and

(e)

the Purchaser and the Guarantor have not entered into this agreement in reliance upon any representations, agreements, statements or replies to enquiries (whether oral or written) made or alleged to have been made by the Companies or the Administrators at any time.

22.4	The Purchaser and the Guarantor agree that:

(a)

neither the Companies nor the Administrators shall incur any liability to it by reason of any fault or defect in all or any of the Transferred Assets or the Properties or any breach of the obligations of the Companies arising under the Sale of Goods Act 1979 or under the Health and Safety at Work Act 1974;

(b)

neither the Companies nor the Administrators shall be required to put any Equipment into a safe condition. The Purchaser hereby undertakes that it will ensure that all of the Equipment is in a safe condition before putting (or allowing it to be put) to any use after the Completion Date;

(c)	whenever and wherever in this agreement it has agreed to indemnify any person:

(i)	it shall also indemnify any firm, partner, employee, agent, trustee adviser or representative of such person to the same extent and in the same regard; and

(ii)	such indemnity will be on an After‑Tax Basis; and

(d)

no liability which arises in any way under or pursuant to the Acquisition Documents (whether to any party to the Acquisition Documents or otherwise) including any which relates to the Employees and/or proposed and/or actual transfer of the Employees' contracts of employment to the Purchaser will be a liability falling within any of the sub‑paragraphs of paragraph 99 of Schedule B1 to the Insolvency Act 1986 or Rule 3.51 of the Insolvency (Scotland) (Company Voluntary Arrangements and Administration) Rules 2018 or Rule 3.51 of the Insolvency (England and Wales) Rules 2016.

22.5

The Purchaser covenants with and undertakes to the Company and the Administrators and each of them that it will not hold itself out as the owner of any of ROT Assets, the Leased Equipment or any of the Transferred Assets where it is aware or once it has been notified or has otherwise determined that the Companies did not have title to the same nor will it sell, offer for sale, assign or create or permit the creation of any form of Encumbrance over such assets but it will deliver such assets to the Administrators or as the Administrators shall direct forthwith upon demand and pending such delivery it will at its own expense maintain such assets in safe custody and in as good repair and condition as they were in when they first came into the possession of the Purchaser. The Purchaser shall fully indemnify and keep each of the Companies and the Administrators fully indemnified on demand against any Claim or Loss arising as a result of its failure to comply with the terms of this clause 22.5.

22.6

The Purchaser and the Guarantor acknowledge that in respect of any Transferred Assets not situated at the Properties on the Completion Date there may be a risk of a third party claiming a lien over such Transferred Assets and that such risk is entirely the risk of the Purchaser

22.7

The Purchaser and the Guarantor acknowledge for the avoidance of doubt that if the Companies does not have title or unencumbered title to any or all of the Transferred Assets or the Properties or if the Purchaser cannot exercise any right conferred or purported to be conferred on it by any Acquisition Document this shall not be a ground or grounds for rescinding, avoiding or varying any or all of the provisions of any Acquisition Document and shall not give rise to any claim to compensation or damages or a reduction in or repayment of the Consideration or any Licence Fee (as defined in each Licence) paid or payable

22.8

The Purchaser and the Guarantor acknowledge that they have not relied on, or been induced to enter into any Acquisition Document by any Representation given by any person (whether a party to this agreement or not)

22.9

The Administrators and the Companies shall not be liable to any person (whether a party to this agreement or not) in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way for any Representation

22.10

Each party acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 22 are reasonable having regard in particular to the matters set out in clause 22.3.

22.11	Nothing in this agreement operates to limit or exclude any liability for fraud or fraudulent misrepresentation or for death or personal injury arising from negligence.

23	Exclusion of Administrators' liability

23.1

The Administrators have entered into and signed this agreement as agents for or on behalf of the Companies and neither they, nor their firm, partners, employees, advisers, representatives or agents shall incur any personal liability in respect of any of the obligations undertaken by the Companies or in respect of any failure on the part of the Companies to observe, perform or comply with any such obligations or under or in relation to any associated arrangements or negotiations or under any transfer, assignment or other document or assurance made pursuant to this agreement or in any other way by virtue of this agreement, nor in relation to any related matter or claim.

23.2

The Administrators are party to this agreement in their personal capacities only for the purpose of receiving the benefit of the exclusions, limitations, undertakings, covenants and indemnities and other provisions of this agreement in their favour.

24	Future sale of Transferred Assets or shares

24.1	If, at any time prior to the date falling two years following the Completion Date, an Onward Sale occurs, the Purchaser shall:

(a)

inform the Administrators in writing within five Business Days of completion of the Onward Sale that an Onward Sale has taken place and the amount of the consideration due to the Purchaser in respect of the Onward Sale; and

(b)	pay to relevant Company the Overage Consideration by telegraphic transfer within five Business Days of receipt by the Purchaser of the full amount of the consideration in respect of the Onward Sale.

24.2

In the event of any dispute between the Purchaser and the relevant Company as to the amount of Overage Consideration payable by the Purchaser pursuant to this clause or the value of any consideration for an Onward Sale, the matter shall be ascertained and certified by an Expert appointed jointly by the Administrators and the Purchaser. In the event that the Administrators and the Purchaser fail to agree on the identity of the Expert, the matter shall be referred by either party to the president for the time being of the Institute of Chartered Accountants who shall select the Expert and whose nomination shall be final and binding upon the parties. The Expert shall act as expert and not as arbitrator, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Purchaser.

25	Guarantor provisions

25.1	The Guarantor irrevocably and unconditionally:

(a)	guarantees to each of the Companies and Administrators the punctual performance by the Purchaser of all its obligations under the Acquisition Documents;

(b)

undertakes with each of the Companies and the Administrators that whenever the Purchaser does not pay any amount when due under or in connection with any Acquisition Document or fails to perform any obligation under any Acquisition Document, the Guarantor shall immediately on demand pay that amount or perform that obligation as if it were the principal obligor; and

(c)

as an independent and primary obligation, indemnifies each of the Companies and the Administrators immediately on demand against any Loss, Claim or liability incurred or suffered by the Companies and/or the Administrators if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the Loss, Claim or liability shall be equal to the amount which the Companies and/or the Administrators would otherwise have been entitled to recover.

25.2

The guarantee set out in this clause 25 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser under the Acquisition Documents, regardless of any intermediate payment or discharge in whole or in part. The guarantee is and shall be in addition to and is not in any way prejudiced by any other guarantee, indemnity, other security or right now or subsequently given to or held by the Companies or the Administrators.

25.3

The obligations of the Guarantor under this clause 25 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this clause 25 (without limitation and whether or not known to it or to the Companies and the Administrators) including:

(a)	any time, waiver or consent granted to, or composition with, the Purchaser or any other person;

(b)	the release of the Purchaser or any other person under the terms of any composition or arrangement;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of the Purchaser or any other person;

(d)	any non‑presentation or non‑observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Purchaser or any other person;

(f)

any amendment, variation or replacement of any Acquisition Document or any other document or security (in each case, however fundamental, and whether or not this has the effect of increasing the liability of the Guarantor under this clause 25);

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Acquisition Document or any other document or security;

(h)

any change in the constitution of the Purchaser or the Companies or the identity of the Administrators or as a result of the amalgamation or consolidation by the Purchaser or any Company with any company or entity; or

(i)	any insolvency or similar proceedings.

25.4

If any payment by the Purchaser or the Guarantor or any discharge given by either of the Companies or the Administrators (whether in respect of the obligations of the Purchaser or the Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)

the relevant Company and the Administrators shall be entitled to recover the value or amount of that security or payment from the Guarantor as if the payment, discharge, avoidance or reduction had not occurred.

25.5

The Guarantor waives any right it may have of first requiring the Companies and/or the Administrators (or any trustee or agent on their behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this clause 25. This waiver applies irrespective of any Law or any provision of this agreement to the contrary.

25.6

Until all amounts which may be or become payable by the Purchaser under any Acquisition Document have been irrevocably paid in full or all of the Purchaser's obligations under any Acquisition Document have been performed, the Companies and/or the Administrators may:

(a)	without affecting the liability of the Guarantor under this clause 25:

(i)

refrain from applying or enforcing any other moneys, security or rights held or received by the Companies and/or the Administrators (or any trustee or agent on their behalf) in respect of those amounts; and/or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and/or

(b)	hold in an interest‑bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this clause 25.

25.7

Unless all amounts which may be or become payable by the Purchaser under the Acquisition Documents have been irrevocably paid in full or all of the Purchaser's obligations under any Acquisition Document have been performed, or the Companies or the Administrators otherwise direct, the Guarantor will not after a claim has been made or by virtue of any payment or performance by it under this clause 25:

(a)	be subrogated to any rights, security or moneys held, received or receivable by the Companies and/or the Administrators;

(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor's liability under this clause 25;

(c)	claim, rank, prove or vote as a creditor of the Purchaser or its estate in competition with the Companies and/or the Administrators; or

(d)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Purchaser, or exercise any right of set‑off as against the Purchaser.

The Guarantor shall promptly notify the Administrators of any payment or distribution or benefit of security received by it contrary to clause 25.7 and such money shall be paid within two Business Days to the Companies or as the Administrators may direct (without any deduction or set‑off) and until such money is so paid it shall be kept separate from the Guarantor's own money in a separate bank account designated as a trust account and held on trust for the Companies or as the Administrators may direct. The costs of determining such trust shall not be born out of trust funds.

26	Interest on late payments

26.1

Unless otherwise expressly provided in this agreement, or in any Acquisition Document, if the Purchaser or the Guarantor fails to pay any sum due from it under any Acquisition Document before or on the due date for payment, it shall also pay interest on that sum for the period from (and including) the due date for payment to (but excluding) the date on which its obligation to pay the sum is discharged (whether before or after judgment). The rate of interest shall be 5 per cent per annum above the base lending rate for the time being of HSBC. Interest shall accrue on a daily basis, and shall be compounded monthly.

26.2	Notwithstanding clause 26.1, any Company or the Administrators may in the alternative claim interest at their discretion under the Late Payment of Commercial Debts (Interest) Act 1998.

27	Data Protection

27.1	In this clause 27 the terms personal data; process; data subject and personal data breach shall have the meanings given to them in the Data Protection Legislation.

27.2	The Purchaser warrants, represents and undertakes that following the Completion Date:

(a)	it shall process the Acquired Data fairly, lawfully and in accordance with all relevant provisions of the Data Protection Legislation;

(b)

it shall not use the Acquired Data for any purpose which is incompatible with the purposes for which the Acquired Data was collected without first contacting each of the subjects to which such data relates to obtain their consent to the information being used for such other purpose;

(c)	it shall as soon as reasonably practicable contact each person identified in the Acquired Data to:

(i)	inform them of the change of ownership of the Acquired Data;

(ii)	provide them with the contact details of the Purchaser;

(iii)	inform them that the Acquired Data shall only be used by the Purchaser for the same purposes for which the Acquired Data was collected;

(iv)	provide them with any other information required under the Data Protection Legislation; and

(v)	allow such persons the opportunity to object to their personal data being held or used by the Purchaser;

(d)

it shall comply with any request made by a data subject to exercise their rights under the Data Protection Legislation, including (but not limited to) any request to object to, or withdraw consent to, the processing of Acquired Data for direct marketing purposes;

(e)	it shall comply with all notification obligations relating to, and promptly mitigate and remediate, any personal data breach involving the Acquired Data;

(f)	to the extent required by the Data Protection Legislation, it shall maintain any regulatory notification, and pay any fee, appropriate to its processing of the Acquired Data; and

(g)

it shall, as soon as practicable, review the Acquired Data for the purposes of identifying any of the Acquired Data which is surplus to the Purchaser's requirements and delete the same from the Acquired Data.

27.3

The Purchaser shall fully indemnify and keep each of the Companies and the Administrators fully indemnified on demand against any Claim or Loss arising directly or indirectly out of or in connection with the processing of the Acquired Data by the Purchaser or its sub‑contractors or a failure by the Purchaser or its sub‑contractors to comply with the terms of clause 27.2.

28	Set‑off and prepayments

28.1

Neither the Purchaser nor the Guarantor shall be entitled to set off any claims it might have against either of the Companies or the Administrators or exercise any right of retention, deductions, withholding or set-off whatever against any monies or negotiable instruments payable to the Companies or the Administrators pursuant to the provisions of the Acquisition Documents but such monies or negotiable instruments shall be paid in full upon the same being due whether in accordance with the provisions of the Acquisition Documents or otherwise.

28.2

If the Companies and/or the Administrators have received on or prior to the Completion Date any deposit, payment or other sum or receivable whatsoever in advance in respect of any Contract or otherwise (other than sums held on trust) neither the Companies nor the Administrators shall be under any obligation to account to the Purchaser or the Guarantor and neither the Purchaser nor the Guarantor shall be entitled to any refund or other allowance in respect of the same.

29	Transfer of the Scottish Premises Licences

29.1	For the purposes of this clause 29.1 the following definitions shall apply:

2005 Act	means the Licensing (Scotland) Act 2005;
Licensing Authority	the relevant licencing board in Scotland in relation to the Scottish Premises Licences as relevant to each of the Bar and Hotel Properties located in Scotland;
S33 Application	means the application, in the form agreed between the Purchaser and Retail prior to Completion, to transfer the Scottish Premises Licences to the Purchaser under S33 of the 2005 Act; and
S34 Application	means an application, in the form agreed between the Purchaser and Retail prior to Completion, to transfer the Scottish Premises Licences to the Administrators under S34 of the 2005 Act.
29.2	For the Bar and Hotel Properties the following provisions shall apply:

(a)

In respect of each of the Scottish Premises Licences Retail shall procure that the Administrators shall submit applications to transfer the Scottish Premises Licences to the Administrators under s.34 of the 2005 Act and secondary applications from the Administrators to the Purchaser under s.33 of the 2005 Act within five Business Days of Completion (and for the avoidance of doubt will also submit the original licence to the relevant Licensing Authority to accompany the applications) and provide a copy of such applications to the Purchaser. The applications will be submitted on the basis that it is made clear to the Licensing Authority that the applications should be processed at the same time.

(b)

Subject to the Purchaser providing the relevant information reasonably required by Retail to prepare the form of the S34 Application and S33 Application within two Business Days of Completion, Retail will provide a copy of the S34 Application and S33 Application to the Purchaser and have due regard to any reasonable representations made by the Purchaser prior to submission pursuant to clause 29.2(a).

(c)	The Purchaser will hold Retail and the Administrators harmless in respect of any failure to obtain approval of the S34 Application or the S33 Application by the Licensing Authority.

(d)	The Purchaser will indemnify Retail and the Administrators in respect of any Claim and/or Loss arising from:

(i)	any failure to obtain approval of the S34 Application or the S33 Application by the Licensing Authority due to the eligibility, conduct or characteristics of the Purchaser; and

(ii)

any breach, non-observance or non-performance of the Scottish Premises Licences or any of the conditions of the Scottish Premises Licences following Completion but prior to the transfer of the Scottish Premises Licence to the Purchaser or their nominees becoming effective.

(e)

Whilst the application(s) referred to in Clause 29.2(a) in respect of each Scottish Premises Licence are being processed, Retail holding such Scottish Premises Licence shall not dispose of or transfer such Scottish Premises Licence to any party other than the Purchaser or their nominees and shall not surrender any Scottish Premises Licence.

(f)

Retail (acting by the Administrators) shall send the amended Scottish Premises Licences to the Purchaser with five Business Days of receipt of the amended Scottish Premises Licences from the Licensing Authority after the transfer has been granted.

(g)

If the person named as a "Premises Manager" on any of the Scottish Premises Licences ceases to be so named prior to the transfer of the Scottish Premises Licences to the Purchaser or their nominees, the Purchaser must advise Retail and the Administrators immediately of the event, to enable a notification under s54 of the 2005 Act to be made as soon as possible and Retail and the Administrators will issue such notification under s54 of the 2005 Act within one Business Day of receipt of such notification from the Purchaser. Upon receipt of the details of a new Premises Manager in relation to any of the Scottish Premises Licences, Retail and the Administrators will issue the variation of the relevant Scottish Premises Licence to substitute the Premises Manager named on the Scottish Premises Licence with the new Premises Manager.

(h)

Retail (either themselves or acting by the Administrators) shall promptly pay on or before the due date the annual fee that is due for payment in respect of any of the Scottish Premises Licences until such time as they are transferred to the Purchaser.

30	Transfer of the English Premises Licences

30.1	For the purposes of this clause the following definitions shall apply:

2003 Act	means the Licensing Act 2003;
Licensing Authority	the relevant licencing board in England in relation to the English Premises Licences as relevant to each of the Bar and Hotel Properties located in England; and
S42 Application	means the application to transfer the English Premises Licences to the Purchaser under s42 of the 2003 Act.

30.2	For the Bar and Hotel Properties located in England the following provisions shall apply:

(a)

On Completion, in respect of each of the English Premises Licences, the Administrators, shall provide written confirmation from the relevant Court of their appointment as the Administrators for each of the Property Companies holding the English Premises Licences

(b)

Provided the Administrators have provided the proof of their appointment in accordance with clause 30.2(a) above to the Purchaser then within 24 hours of Completion the Purchaser will submit applications to transfer the English Premises Licences to the relevant Licensing Authority under section 42 of the 2003 Act requesting that the transfers of the English Premises Licences have immediate effect under section 43(1)(a) of the 2003 Act.

(c)	The Purchaser will hold the Property Companies and the Administrators harmless in respect of any failure to obtain approval of the S42 Application by the Licensing Authority.

(d)	The Purchaser will indemnify each of the Property Companies and the Administrators in respect of any Claim and/or Loss arising from:

(i)	any failure to obtain approval of the S42 Application by the Licensing Authority due to the eligibility, conduct or characteristics of the Purchaser; and

(ii)

any breach, non-observance or non-performance of the English Premises Licences or any of the conditions of the English Premises Licences following Completion but prior to the transfer of the English Premises Licence to the Purchaser or their nominees becoming effective.

(e)

Whilst the application(s) referred to in clause 30.2(a) in respect of each English Premises Licence are being processed, the relevant Property Company holding such English Premises Licence shall not dispose of or transfer such English Premises Licence to any party other than the Purchaser or their nominees and shall not surrender any English Premises Licence.

31	Notices

31.1	Any notice or other communication to be given or made to a party under this agreement (Notice):

(a)	shall be in writing and in English;

(b)

shall be sent to the postal or email address and for the attention of the person specified in clause 31.2 (or such other address or person as each party may notify to the others in accordance with clause 31.6); and

(c)	shall be served on or delivered to the relevant party:

(i)	personally or by hand delivery;

(ii)	by prepaid first class or special (or other recorded) delivery post; or

(iii)	by email.

31.2	The postal and email addresses of the parties for the purposes of clause 31.1(b) are:

PLC, Retail, Draft House and International:
For the attention of:	Melissa Brooks
Address:	6 New Street Square, London, EC4A 3BF
Email:	mbrooks@alixpartners.com

Administrators:
For the attention of:	Melissa Brooks
Address:	6 New Street Square, London, EC4A 3BF
Email:	mbrooks@alixpartners.com

Purchaser:
For the attention of:	Mitchel Gendel
Address:	2 Atlantic Square, 31 York Street, Glasgow, G2 8AS
Email:	Mitchell.Gendel@aphria.com

With a copy to:
Adam Creed (acreed@proskauer.com); and Andrew Payne (mailto:APayne@proskauer.com)

Guarantor:
For the attention of:	Mitchel Gendel
Address:	2 Atlantic Square, 31 York Street, Glasgow, G2 8AS
Email:	Mitchell.Gendel@aphria.com

Adam Creed (acreed@proskauer.com); and Andrew Payne (mailto:APayne@proskauer.com)
31.3

No Notice to either of the Companies or the Administrators shall be effective until it is received by the Administrators. Any other Notice which has been served or delivered in accordance with clause 31.1 shall be deemed to have been served or delivered:

(a)	if served or delivered personally or by hand, at the time of service or delivery; or

(b)	if posted, at 10:00am on the second Business Day after the date of posting unless there is evidence of earlier receipt; or

(c)	if sent by email, at the time the email is sent, provided no automated message is received within one Business Day stating that the email has not been delivered,

provided that if, under clauses 31.3(a) or 31.3(c), any Notice would be deemed to have been served or delivered after 5:00pm on a Business Day and before 9:00am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9:00am on the second of such Business Days.

31.4

Any Notice will also be effective as regards the Purchaser or Guarantor if given to the Purchaser or to the Purchaser's Solicitors or to any person acting for the Purchaser whether at Completion or otherwise.

31.5	In proving service or delivery of a Notice on the Purchaser or Guarantor, it shall be sufficient to prove that the party receiving the Notice (Recipient) has acknowledged the Notice or:

(a)	that service or delivery personally or by hand was made;

(b)	in the case of posting, that the envelope containing the Notice was properly addressed and posted by prepaid first class or special (or other recorded) delivery post; or

(c)

in the case of an email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 31.1(b) (a confirmation setting out each Recipient to whom the email was sent being proof of service) and no automated message is received within one Business Day stating that the email has not been delivered.

31.6

A party may notify the other parties of a change to its name, postal or email address or relevant contact for the purposes of clause 31.1(b). Such notice shall be effective on the fifth Business Day after the date on which such notice is deemed to have been served or delivered in accordance with this clause 31.6, or such later date as may be specified in the notice.

32	Announcements and confidentiality

32.1

Subject to clause 32.2, no party shall at any time issue any statement, announcement, press release, circular or other publicity of any nature (nor permit any person connected with it to do the same) relating to the existence, provisions or subject matter of this agreement or the sale of the Companies' Businesses and Transferred Assets, and the parties shall otherwise keep those matters confidential including for the period after Completion.

32.2	Clause 32.1 shall not apply:

(a)

to the Administrators in disclosing the terms of any Acquisition Document to any Lender or to any liquidator or in order to show appropriate figures in the Administration Records or any other accounts or returns;

(b)	to the Administrators in complying with their statutory duties, obligations and responsibilities at all times;

(c)

to any announcement relating to the sale of either or both of the Companies' Businesses which is intended to be issued to relevant Employees, Customers and/or suppliers of the PLC Business and/or the Retail Business (as relevant) either by any of the Companies or the Administrators or by the Purchaser in a form approved by the Administrators;

(d)	to an announcement which is required:

(i)	by Law;

(ii)	by current insolvency practice including any obligation to comply with Statements of Insolvency Practice including disclosure obligations in relation to pensions legislation;

(iii)	by the rules of any recognised investment exchange or the court; or

(iv)

by any supra‑national, national or sub‑national authority, commission, department, agency, regulator, or regulatory body in any jurisdiction or any securities exchange to which the relevant party (or person connected with it) is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law, provided that, in each case, such announcement shall:

(A)	comply with the Data Protection Legislation;

(B)	only contain content which is so required; and

(C)

when the party making the announcement is the Purchaser or the Guarantor (or any person connected with either of them), only be made after consultation (so far as reasonably practicable) with the Companies and the Administrators as to the timing and content of such announcement; and

(e)	if the announcement is made with the prior consent of:

(i)	the Companies and the Administrators when the party making the announcement is the Purchaser or the Guarantor (or any person connected with either of them); or

(ii)	the Purchaser when the party making the announcement is the Companies or the Administrators or any of them (or any person connected with any of them); or

(f)	to a proposed assignee of the Companies and/or the Administrators or any of them.

33	Delivery of correspondence

The Purchaser shall deliver forthwith to the Administrators all correspondence received at the Properties which is addressed to the Companies or the Administrators.

34	Effect of Completion

The provisions of this agreement insofar as they have not been performed at or are capable of taking effect after the Completion Date shall remain in full force and effect notwithstanding Completion and shall not merge on Completion.

35	Entire Agreement

The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in respect of the subject matter of the Acquisition Documents (or any of them).

36	Assignment

The Purchaser and the Guarantor may not assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with their rights under this agreement, in whole or in part without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

37	Successors

Subject to clause 36 this agreement shall be binding on and continue for the benefit of the successors and permitted assigns of any party.

38	Representatives and agents

Any present or future firm, partner, employee, agent, trustee, adviser or representative of the Company and/or the Administrators may enforce and rely on any provision of this agreement to the same extent as if they were a party to this agreement.

39	Third Party Rights

39.1

Except as provided in clauses 22.4(c) and 38, and except in relation to the Lenders, a person who is not party to this agreement shall have no right under the Contract (Third Party Rights) (Scotland) Act 2017 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

39.2	The parties to this agreement may, without the consent of any Third Party, rescind or vary this agreement in such a way as to extinguish or alter the benefits or rights conferred by clause 39.

40	Variation

No variation of this agreement shall be effective unless it is in writing, refers specifically to this agreement and is signed by or on behalf of each of the parties to this agreement.

41	Waiver and cumulative remedies

41.1

The rights and remedies of the Companies and the Administrators under or in respect of this agreement may be waived only by express notice given in accordance with clause 28.2. Any waiver by the relevant Company or the Administrators shall apply only to the person to whom it is addressed and, in the instance, and for the purpose for which it is given.

41.2	No right, power or remedy of any Company or the Administrators under or in respect of this agreement shall be precluded, waived or impaired by:

(a)	any failure to exercise or delay in exercising it;

(b)	any single or partial exercise of it;

(c)	any earlier waiver of it, whether in whole or in part;

(d)	any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy; or

(e)	the granting of time.

42	Counterparts

42.1	When executed in counterparts:

(a)	this agreement shall not take effect until all the counterparts have been delivered; and

(b)

delivery will take place when the date of delivery is agreed between the parties after execution of this agreement, as evidenced by the date inserted at the top of this agreement in the blank provided therefor.

42.2

When not executed in counterparts, this agreement shall take effect after its execution upon the date agreed between the parties, as evidenced by the date inserted at the top of this agreement in the blank provided therefor.

43	Governing law, jurisdiction and service of process

43.1	Save for Part 11 of the Schedule this agreement and any dispute or claim arising from or in connection with this agreement (Dispute) is governed by and shall be construed in accordance with Scots law.

43.2

Except to the extent that such consent is prohibited by applicable law, each of the parties to this agreement hereby consents, for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the Scottish Courts in connection with any Dispute; agrees to waive any objection to venue in Scotland; and agrees that, to the full extent permitted by law, service of process in connection with any such proceedings may be effected in accordance with clause 31 hereof.

44	Severance

44.1	If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this agreement.

44.2

If any illegal, invalid or unenforceable provision of this agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid or enforceable.

45	Costs and expenses

45.1

Unless otherwise expressly provided in this agreement, each party shall pay its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this agreement.

45.2

Any certificate or determination by any Company or the Administrators of a rate or an amount due or payable under this agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

IN WITNESS WHEREOF these presents consisting of this and the preceding 48 pages together with the schedule are executed as follows:

Signed by one of the Administrators for and on behalf of BrewDog plc (in administration) (without incurring personal liability on the part of any of the Administrators)

On (date): …………………

At (city): …………………

) ) Signature …………………………… Administrator In the presence of this witness: Witness Signature: …………………………… Witness name: …………………………… Witness Address: ……………………………

 ……………………………

Signed by one of the Administrators for and on behalf of BrewDog Retail Limited (in administration) (without incurring personal liability on the part of any of the Administrators)

On (date): …………………

At (city): …………………

) ) Signature ………………………… Administrator In the presence of this witness: Witness Signature: …………………………… Witness name: …………………………… Witness Address: ……………………………

 ……………………………

Signed by one of the Administrators for and on behalf of Draft House Holding Limited (in administration) (without incurring personal liability on the part of any of the Administrators)

On (date): …………………

At (city): …………………

) ) Signature ………………………… Administrator In the presence of this witness: Witness Signature: …………………………… Witness name: …………………………… Witness Address: ……………………………

 ……………………………

Signed by one of the Administrators for and on behalf of BrewDog International Limited (in administration) (without incurring personal liability on the part of any of the Administrators)

On (date): …………………

At (city): …………………

) ) Signature ………………………… Administrator In the presence of this witness: Witness Signature: …………………………… Witness name: …………………………… Witness Address: ……………………………
……………………………Signed by one of the Administrators for and on behalf of all of them (without incurring personal liability on the part of any of the Administrators): On (date): ………………… At (city): …………………	) ) Signature …………………………… Administrator In the presence of this witness: Witness Signature: …………………………… Witness name: …………………………… Witness Address: ……………………………

 ……………………………

Signed by the Tilray Brands UK Ltd: On (date): ………………… At (city): …………………	) ) Signature ………………………… Director/Authorised signatory In the presence of this witness: Witness Signature: …………………………… Witness name: …………………………… Witness Address: …………………………… ……………………………

Signed by Tilray Brands, Inc.: On (date): ………………… At (city): …………………	) ) Signature ………………………… Director/Authorised signatory In the presence of this witness: Witness Signature: …………………………… Witness name: …………………………… Witness Address: …………………………… ……………………………

Schedule

This is the Schedule referred to in the foregoing sale agreement among BrewDog plc (in administration), BrewDog Retail Limited (in administration), Draft House Holding Limited, (in administration), Clare Kennedy, Benjamin James Browne and Ian Partridge of AlixPartners UK LLP, Tilray Brands UK Ltd and Tilray Brands, Inc.

Part 1     Heritable Properties

No.	Property Address	Title Number	Consideration
1.	Subjects lying on the north east side of Balmacassie Drive, Ellon	ABN101223	£2,000,000
2.	Subjects lying on the north east side of Balmacassie Drive, Ellon	ABN101000
3.	Subjects lying on the north side of Balmacassie Drive, Ellon	ABN101033
4.	Subjects cadastral unit ABN124669 being ground at Balmacassie Commercial Centre, Ellon	ABN124669
5.	Subjects cadastral unit ABN129899 being an area of ground on the southwest side of Balmacassie Drive, Balmacassie Commercial Park, Ellon	ABN129899
6.	Subjects being the area of ground at Ellon Commercial Park, Balmacassie, Ellon	ABN101356
7.	Subjects cadastral unit ABN137556 at Balmacassie Drive, Balmacassie Commercial Park, Ellon	ABN137556
8.	Subjects cadastral unit ABN138468 Balmacassie Commercial Centre, Ellon	ABN138468
9.	Subjects cadastral unit ABN144913 at Ellon Commercial Park, Balmacassie, Ellon	ABN144913

Part 2     Leasehold Properties

Section 1     Hop Hub

No.	Property Address	Title Number	Lease Details	Consideration
1.	Hop Hub, Eurocentral Scotland, 2 Condor Glen, Bellshill, Motherwell, ML1 4UY	LAN236380	The lease between PLC (whose interest as landlord now vests in Electricity Supply Nominees (Scotland) Limited) and Retail dated 15 October and registered in the Books of Council and Session on 30 October all dates in 2019, as subsequently varied and/or amended.	£1
2.	Hop Hub 2, 6 Brittain Way, Eurocentral, Bellshill, Motherwell, ML1 4XJ	LAN206820	The lease between Pie & Mouse Limited (whose interest as landlord now vests in Frelif (Eurocentral) LLP) and PLC dated 4 and 12 April and registered in the Books of Council and Session on 10 May all dates in 2022, as subsequently varied and/or amended.	£1

Section 2     Scottish Bars and Hotels

No.	Property Address	Title Number	Lease Details	Consideration (in respect of the grant of the rights in Part 12 of the Schedule)
1.	5 New Street, Edinburgh EH8 8BH	MID156797	The lease between Edinburgh Castle Limited and Retail dated 6 and 13 December 2021 and registered in the Books of Council and Session on 11 January 2023, as subsequently varied and/or amended.	£50,000
2.	50 Lothian Road, Edinburgh EH3 9BY	MID86666	The lease between The Lister Property Partnership and Retail dated 13 June and 25 July all dates in 2017, as subsequently varied and/or amended.	£1

Section 3     Draft House English Leasehold Properties

No.	Property Address	Title Number	Lease Details	Consideration (in respect of the grant of the rights in Part 11 of the Schedule)
1.	Unit 1 Ground & Basement Floors, 2 Praed Street, West End Quay, Paddington, London W1 1JB	NGL920588	The lease between Draft House Holding Limited and West End Quay Limited dated 22 February 2018 as supplemented varied, or as amended.	£100,000

Section 4     Retail English Leasehold Properties

No.	Property Address	Title Number	Lease Details	Consideration (in respect of the grant of the rights in Part 11 of the Schedule)
1.	81-87 John Bright Street, Birmingham B1 1BL	MM8423	The lease between Retail and The Beaufort Homes Development Group Limited dated 21 August 2012 as supplemented, varied or as amended.	£50,000
2.	Units B & C Churchill Place, Canary Wharf E14 5RD	AGL615033	The lease between Retail and Canary Wharf Retail (RT4) Limited dated 19 January 2024 as supplemented, varied or as amended.	£50,000
3.	142 Shaftesbury Avenue and 36-38 West Street, Seven Dials, London WC2H 8HJ	NGL93801	The lease between Brewdog Retail Limited and Shaftesbury Covent Garden Limited dated 7 February 2018 as supplemented, varied or as amended.	£250,000
4.	Unit 3 The Minster Building, 50-55 Great Tower Street, London EC3R 7DD	AGL433624	The lease between Brewdog Retail Limited and 3 Minster Court Unit Trust (Trustee 1) Limited and 3 Minster Court Unit Trust (Trustee 2) Limited dated 15 December 2017 as supplemented, varied or as amended.	£1
5.	Anchor Unit Ground and Upper Ground Floor Levels, Waterloo London (also known as Waterloo Retail Centre), London SE1 7BH		The lease between Brewdog Retail Limited and London & Continental Railways Limited dated 10 January 2022 as supplemented, varied or as amended.	£500,000

Section 5     PLC English Leasehold Properties

No.	Property Address	Title Number	Lease Details	Consideration (in respect of the grant of the rights in Part 11 of the Schedule)
1.	35 Peter Street, Manchester M2 5BG	MAN419461	The lease between PLC and Reuben Leonard Berg and Fiona Berg dated 12 April 2023 as supplemented, varied or as amended.	£50,000

Part 3     Apportionment of the Consideration

Asset	Amount (£)
Books and Records	1.00
UK Business Intellectual Property	8,285,035.14
Non-UK Business Intellectual Property	1,866,818.29
Branded Materials	1.00
benefit subject to the burden (where applicable) of the Contracts and all partly completed goods and/or services allocated by the Company to the Contracts	1.00
Customer Lists	1.00
Equipment	15,000,000.00
Loose Plant and Machinery	1.00
Goodwill	1.00
Business Information Technology	1.00
Name	1.00
Scottish Properties	As apportioned in part 1 and sections 1 and 2 of part 2 of the Schedule
English Leasehold Properties	As apportioned in sections 3, 4 and 5 of part 2 of the Schedule
Stock (excluding PLC Finished Stock)	4,798,128.57
PLC Finished Stock	1.00
Leasehold Debts	1.00
Supplier Prepayments	1.00
Irish Shares	1.00
Irish PLC Receivables	1.00
Irish Retail Receivables	1.00

Part 4     Domain Names

Part 5     Registered IP

Part 6     Social Media Accounts

Part 7     IP Assignation

Part 8     English Licence to Occupy

Part 9     Scottish Licence to Occupy

Part 10     Transitional Services Agreement

Part 11     Conditions of sale of the English Leasehold Properties

1	General

In this Part 11:

1.1	unless the context otherwise requires the following words or expressions have the following meanings:

Actual Completion means the date and time of actual completion of the sale and purchase of each of the English Leasehold Properties hereby agreed.

Consent means the consent to the assignment to the Purchaser of the relevant English Leasehold Properties demised by the relevant English Lease from the relevant Reversioner and all superior landlords (if any) as required by the terms of the relevant English Lease and superior lease (if applicable) either by formal licence to assign or otherwise and Consents shall be construed accordingly.

English Acquisition Notice has the meaning given to it in paragraph 2 of this Part 11.

English Leases means the English leases of the English Leasehold Properties and includes all deeds and documents supplemental thereto whether or not expressed to be so and Lease shall be construed accordingly.

English Lease Insurance Rent means all insurance premiums and other sums payable under any English Lease relating to the insurance of any of the English Leasehold Properties.

English Lease Rents means all monies payable on a periodic basis and reserved as rent under any English Lease (including without prejudice to the generality of the foregoing, turnover rent) other than English Lease Insurance Rent and English Lease Service Charge.

English Lease Service Charge means all amounts payable on a periodic basis or on account relating to service charges or contributions to facilities or anything used in common, payable under any English Lease, including any balancing charge.

English Licence Fee means the English Licence Fee as defined in an English Licence payable under the English Licence and English Licence Fees shall be construed accordingly.

English Licence Period means the English Licence Period as defined in the English Licence.

English Licence means the licences to occupy the English Leasehold Properties to be granted by the Property Companies to the Purchaser in the form set out in Part 8 of the Schedule.

Final Date means the date falling 10 Business Days before the end of the relevant English Licence Period for the relevant English Leasehold Property.

Formal Application means a formal application to be made by such of the Property Companies as is the tenant under the relevant English Lease to any Reversioner for Consent and shall include an application for the consent of any superior landlord, where required.

Other Income means the rental income due from any undertenant for a period covering both before and after Actual Completion, but which has not been paid to and is not held by the Administrators at Actual Completion.

Property Completion Date means the date five Business Days following receipt by the Administrators of an English Acquisition Notice where Consent is not required or where Consent is required five Business Days after the grant of the relevant Consent.

Registered Title Numbers means the HM Land Registry title numbers referred to in Section 3 of the Schedule.

Reversioner means the person in whom is now vested the reversion immediately expectant upon the determination of the term of the relevant English Lease and Reversioners shall be construed accordingly.

Standard Conditions means the Standard Commercial Property Conditions (Third Edition – 2018 Revision) and a reference in this agreement to a Standard Condition means the respective condition in the Standard Conditions.

References in this schedule to paragraphs are to paragraphs of this schedule unless otherwise stated.

2	Sale of the English Leasehold Properties

The relevant Property Company (acting by the Administrators) shall sell and the Purchaser shall purchase pursuant to the terms of this Part 11 only those English Leasehold Properties which the Purchaser from time to time gives within three (3) months of the Completion Date written notice (English Acquisition Notice) to the Administrators that the Purchaser wishes to acquire any such English Leasehold Property provided always that completion of the sale and purchase of any English Leasehold Property where Consent is required for the transfer or assignment of such English Leasehold Property shall be subject to the satisfaction of the condition in paragraph 3.1 and paragraph 3.2 of this Part 11.

3	Conditions for sale

3.1

Completion of the sale and purchase of any English Leasehold Properties where Consent is required for the transfer or assignment of such English Leasehold Property to the Purchaser hereby agreed is conditional upon the relevant Consent being obtained on or before the Final Date and where applicable to any Reversioner not exercising any pre‑emptive or offer back right contained in any English Lease.

3.2

The relevant Property Company (being whichever is the tenant under the relevant English Lease) shall as soon as reasonably practicable following receipt of an English Acquisition Notice make the relevant Formal Application.

3.3

Where any English Lease contains pre‑emption rights or offer back provisions in favour of a Reversioner the Formal Application shall be in such form and shall contain such provisions as shall comply with the relevant pre‑emption or offer back provisions in any relevant English Lease.

3.4	Following submission by the relevant Property Company of any Formal Application:

(a)

the Purchaser is authorised by the relevant Property Company to progress such Formal Application at the sole risk and cost of the Purchaser without any liability on the part of relevant Company and without prejudice to the provisions of paragraphs 5.2 and 12 of this Part 11 and provided always that the Purchaser shall not agree the form of any document or licence required by any Reversioner to which the Property Companies or the Administrators are to be party in respect of any Consent without the prior consent of the Administrators to any provisions which impose obligations or liabilities on the Property Companies or the Administrators such consent not to be unreasonably withheld or delayed;

(b)	the Purchaser shall use its reasonable endeavours to procure the Consents but this shall not oblige the Purchaser to act against its commercial interests in doing so;

(c)	the Purchaser shall:

(i)	supply such information and references as may be requested by the Reversioner;

(ii)

enter into such covenants directly with the Reversioner for the payment of the rents reserved by the relevant English Lease and to observe and perform the covenants, conditions and obligations contained or mentioned in the relevant English Lease; and

(iii)

pay the agreed costs of the Reversioner and any superior landlord in respect of the Formal Application, provision of any Consent and any licence to assign or other document required in connection with the Consent assignment or transfer and such costs shall be borne by the Purchaser notwithstanding the determination of this agreement in respect of any English Leasehold Property pursuant to paragraph 4 of this Part 11.

3.5	The Property Companies shall under no circumstances be required to:

(a)

enter into any authorised guarantee agreement or provide any other form of guarantee deposit or security notwithstanding the same may be reasonably or properly required under the term of the relevant English Lease or any superior lease; or

(b)	pay any rent or other sums due and payable pursuant to the terms of the relevant English Lease.

3.6

If any Consent has not been granted on or before the Final Date, then any party may determine this agreement in relation to any English Leasehold Property where Consent has not been granted by the service of not less than five Business Days' notice. On the expiry of that notice, this agreement will automatically determine in relation to such English Leasehold Property only.

3.7	If any English Lease is forfeited prior to the Final Date this agreement will automatically determine in relation to such English Leasehold Properties only.

3.8

If any Reversioner exercises any pre-emption or offer back rights in respect of any English Leasehold Property, this agreement will automatically determine in relation to such English Leasehold Property only on completion of the transfer, assignment or surrender of the relevant English Leasehold Property to that Reversioner.

3.9

If this agreement is determined in respect of any English Leasehold Property pursuant to paragraph 3.6 to 3.8 (inclusive) no party shall have any claim against any other save that the Purchaser shall forthwith cancel and remove any registration of this agreement which has been made at the HM Land Registry in respect of the relevant English Leasehold Property and for the avoidance of doubt no part of the Consideration shall be refunded and in all other respects this agreement shall remain in full force and effect.

4	Standard Conditions

Part 1 of the Standard Conditions is incorporated (and shall be deemed incorporated for the purposes of section 2 of the Law of Property (Miscellaneous) Provisions Act 1989) in this agreement except as varied by or inconsistent with the express terms of this agreement.

5	Licence to occupy

5.1

The Property Companies shall permit the Purchaser to occupy the English Leasehold Properties pursuant to the English Licence for a period not exceeding the English Licence Period pending the Purchaser deciding whether to serve an English Acquisition Notice and if an English Acquisition Notice is served pending the grant of any of the Consent and completion of the assignment or transfer of the relevant English Lease to the Purchaser and on the Completion Date the Property Companies shall grant and the Purchaser shall accept the English Licence and the Guarantor shall execute and deliver the English Licence as guarantor for the Purchaser, and the Guarantor shall execute and deliver the English Licence as guarantor for the Purchaser.

5.2

The Purchaser acknowledges that the grant of the English Licence of the English Leasehold Properties pursuant to paragraph 5.1 of this Part 11 may in respect of all or any of the English Leasehold Properties amount to a breach of the relevant English Lease and any risk in respect thereof or in respect of any refusal on the part of any Reversioner or any superior landlord to Consent is the Purchaser's alone and the Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand from and against all Claims or Losses arising from any such breach including without prejudice to the generality of the foregoing any action or steps taken by any Reversioner or any superior landlord or threatened or contemplated by any Reversioner or any superior landlord in respect of any such breach.

5.3

The Purchaser shall pay to the relevant Property Company (being whichever is the tenant under the relevant English Lease) the English Licence Fee in accordance with the provisions of the English Licence.

6	Completion

Subject to the other terms of this Part 11 completion of the sale and purchase of the English Leasehold Properties shall take place on the Property Completion Date at the offices of the Administrators' Solicitors.

7	Capacity

The Property Companies sell the English Leasehold Properties with no title guarantee and no covenants for title shall be implied in this agreement or in any transfer or assignment of the English Leasehold Properties.

8	Title

8.1	The Purchaser acknowledges that prior to the Completion Date the following documents have been made available to it by way of deduction of title:

(a)	official copies and title plans of the Registered Title Numbers; and

(b)	so far as they are held by the Administrators copies of the English Leases and all ancillary documents.

8.2	The Purchaser:

(a)	acknowledges that good title to the English Leasehold Properties has been deduced;

(b)	shall be deemed to buy the English Leasehold Properties with full knowledge of all documents and information so supplied; and

(c)	shall not be entitled to raise any objection or requisition in respect of such documents and such information.

9	Matters affecting the English Leasehold Properties

The English Leasehold Properties are sold subject to and with the benefit of the following matters and the Purchaser shall not raise any requisitions in regard thereto:

9.1	the matters (if any) referred to or contained in the registers to the Registered Title Numbers;

9.2	the covenants and obligations on the part of the tenant contained mentioned or referred to in the English Leases;

9.3

all rights of way and light support water drainage and other rights, easements, profits, quasi easements, liabilities, wayleaves, charges, and public or private rights whatsoever and to any liability to repair or to contribute to the repair of roads driveways passageways sewers drains fences and other like matters and to all incumbrances of whatsoever nature without any obligation on the part of the Property Companies or the Administrators to define the same;

9.4

all wayleaves, licences, agreements and tenancies affecting the Properties and all other present and subsisting occupational interests (howsoever arising) without any obligation on the part of the Property Companies or the Administrators to define the same or identify the occupiers or the nature of their respective interests in the English Leasehold Properties;

9.5

all local land charges (whether or not registered before the Completion Date) and all matters affecting the English Leasehold Properties which are capable of registration as local land charges whether or not so registered;

9.6	all notices served and orders demands proposals or requirements made by any local public or other competent authority (whether before or after the Completion Date);

9.7	all actual or proposed restrictions conditions charges agreements regulations or other liabilities arising under the legislation from time to time in force relating to town and country planning; and

9.8

any unregistered interest with overriding status (as set out in schedules 1, 3 and 12 of the Land Registration Act 2002) affecting the English Leasehold Properties and all matters which either are revealed or would reasonably be expected to be revealed by inspection and enquiries usually made by a prudent purchaser.

10	Rubbish

Neither the Property Companies nor the Administrators shall be under any obligation to remove any rubbish or other items from the English Leasehold Properties nor shall the Purchaser be allowed any compensation in respect thereof.

11	Restrictions on transfer

The Property Companies shall not be required to transfer or assign the English Leasehold Properties to any person or party other than the Purchaser; nor at more than the Consideration under the terms of this agreement such consideration being apportioned between the English Leasehold Properties as set out in Section 3 of the Schedule.

12	Exclusion clauses

For the avoidance of doubt the exclusions contained in clause 23 (Exclusion of Administrators' Liability) of this agreement apply equally in respect of the conditions obligations and other matters set out in this Part 11.

13	Transfer of environmental liability

13.1	The Purchaser acknowledges that:

(a)

it has had full opportunity (at its own risk and volition and without the consent or approval of the Property Companies or the Administrators) to inspect and survey the English Leasehold Properties and carry out investigations thereon prior to the Completion Date;

(b)	it has satisfied itself as to the condition of the English Leasehold Properties; and

(c)	each Property Company has no liability in relation to, or arising out of, the condition of the English Leasehold Properties,

and accordingly the Purchaser accepts that, in the event of a determination falling to be made in respect of any of the English Leasehold Properties under section 78F of the Environmental Protection Act 1990, the exclusion test set out at sections 7.46 to 7.50 (inclusive) of the Contaminated Land Statutory Guidance issued by the Department for Environment, Food and Rural Affairs in April 2012 (Test 3 ‑ "Sold with Information") shall apply on the assignment or transfer of any English Leasehold Property so as to transfer any liabilities relating to the condition of any English Leasehold Property from any of the Property Companies and/or the Administrators to the Purchaser.

13.2	The Purchaser further acknowledges that:

(a)

the Consideration for the English Leasehold Properties takes account of the state and condition of the English Leasehold Properties, and reflects their state and condition as at the Completion Date; and

(b)

as between itself, the Property Companies and the Administrators, the Purchaser is exclusively responsible for carrying out any remediation works which may be required at any of the English Leasehold Properties, and accordingly the Purchaser accepts that, in the event of a determination falling to be made in respect of any of the English Leasehold Properties under section 78F of the Environmental Protection Act 1990, the exclusion test set out at sections 7.40 to 7.45 (inclusive) of the Contaminated Land Statutory Guidance issued by the Department for Environment, Food and Rural Affairs in April 2012 (Test 2 ‑ "Payments made for remediation") shall apply on the sale of any English Leasehold Property so as to transfer any liabilities relating to the condition of any English Leasehold Property.

13.3

The Property Companies, the Administrators and the Purchaser agree that, in respect of the presence, retention or accumulation of any hazardous substances or waste at, in, on or under the English Leasehold Properties or any of them at any time or any migration or escape of such hazardous substances or waste:

(a)

if any notice is served on any of them by a competent authority then the sole responsibility for complying with that notice is to rest with the Purchaser to the exclusion of the Property Companies and the Administrators; and

(b)

if the competent authority wishes to recover costs from any or all of the Property Companies, the Administrators and the Purchaser then, as between them, the sole responsibility for the payment of those costs is to rest with the Purchaser to the exclusion of the Property Companies and the Administrators.

13.4

The Purchaser acknowledges that it is responsible for and the Purchaser shall fully indemnify and keep each of the Property Companies and the Administrators fully indemnified on demand from and against all Losses, Claims, expenses or other liabilities which any of the Property Companies and/or the Administrators may incur arising in respect of the presence, retention or accumulation of any hazardous substances or waste at, in, on or under the English Leasehold Properties (whether or not identified as at the date of this agreement), or any migration or other escape of such hazardous substances or waste from the English Leasehold Properties or any of them at any time.

13.5

The Property Companies, the Administrators and the Purchaser agree that if any competent authority seeks to allocate liability under Part IIA of the Environmental Protection Act 1990 or other legislation imposing regulatory clean‑up requirements in respect of or in relation to the English Leasehold Properties other than in accordance with the terms of this agreement, each party shall be entitled to produce a copy of this agreement to such competent authority and the other parties shall not question its validity.

13.6

The agreements in paragraphs 13.1, 13.2 and 13.3 of this Part 11 are made with the intention that any competent authority should give effect to those agreements in accordance with the statutory guidance issued under the Environmental Protection Act 1990 or any similar guidance (whether statutory or non‑statutory) under which similar responsibilities may be imposed; and/or in the absence of such statutory guidance, those agreements should be taken into account by any such authority when determining whether and how to exercise any discretion available to it when making any relevant determination.

14	Transfers

14.1

The Purchaser shall prepare and send the draft assignment and/or transfer of each relevant English Leasehold Properties to the relevant Property Company and the Administrators as soon as reasonably practicable after the form of Consent has been substantially agreed (but in any event at least 10 Business Days prior to the relevant Property Completion Date). The transfer to be entered into between the relevant Property Company (acting by the Administrator) shall be in the form of the relevant draft set out in Part 16 amended to reflect the details of the relevant English Leasehold Property and relevant English Lease and any other pertinent amendments and shall be duly executed by the relevant parties to this agreement.

14.2

The relevant Property Company (acting by the Administrator) will approve or revise each assignment and/or transfer as soon as is reasonably practicable and the parties shall use all reasonable endeavours that are commercially prudent to agree the transfer no later than two Business Days prior to the relevant Property Completion Date.

15	Responsibility for the English Leasehold Properties

15.1	The English Leasehold Properties are at the risk of the Purchaser from the Completion Date

15.2

Notwithstanding that the Property Companies are under no obligation to insure the relevant English Leasehold Properties the Property Companies may at its option insure its interests in the relevant English Leasehold Properties against damage or destruction by fire or other hazard or in respect of any other insurable risks or perils as the relevant Property Company in its sole discretion deems expedient but only where such insurance would not be a breach of the English Lease.

15.3	Section 47 of the Law of Property Act 1925 shall not apply to this agreement.

16	Management matters

Until Actual Completion of the sale of any English Leasehold Property each Property Company shall be entitled to continue to manage the operation of the relevant English Leases to the English Leasehold Properties (save that it shall not be permitted to assign, underlet or charge any of the English Leasehold Properties or agree any rent review without the consent of the Purchaser, such consent not to be unreasonably withheld or delayed) in accordance with the normal leasehold management policies adopted by the relevant Property Company (acting reasonably and properly in this regard).

17	Property Apportionments of income and outgoings

17.1	English Lease Rents

The Purchaser shall on Actual Completion of the sale of the relevant English Leasehold Property pay to the relevant Property Company (being whichever is the tenant under the relevant English Lease) an amount equal to any English Lease Rents paid in advance by the relevant Property Company pursuant to any English Lease in respect of any period after Actual Completion.

17.2	English Lease Insurance Rent

The Purchaser shall on Actual Completion of the sale of the relevant English Leasehold Property pay to the relevant Property Company (being whichever is the tenant under the relevant English Lease) an amount equal to any English Lease Insurance Rent due under any English Lease which has been paid by the relevant Property Company to an insurer or to a landlord pursuant to a English Lease in respect of any period after Actual Completion.

17.3	English Service Charges

The Purchaser shall on Actual Completion of the sale of the relevant Property Company pay to the relevant Property Company (being whichever is the tenant under the relevant English Lease) an amount equal to any English Lease Service Charge due under any English Lease which has been paid by the relevant Property Company to a landlord pursuant to a English Lease in respect of any period after Actual Completion.

17.4	Apportionment

The sums referred to in this paragraph 16 of this Part 11 are to be apportioned on Actual Completion of the sale of the relevant English Leasehold Property on the basis that the relevant Property Company receives any income and is liable for any outgoings for the whole of the day on which apportionment is to be made and the apportionments shall be calculated in accordance with Standard Condition 9.3.4.

17.5	English Licence Fee

The English Licence Fee paid by the Purchaser under English Licence to the Property Companies in cleared funds in respect of the English Leasehold Properties shall be allowed against any payments due from the Purchaser to the relevant Property Company under paragraphs 17.1, 17.2 or 17.3 of this Part 11 above where such amounts relate to the same period for the relevant English Leasehold Property.

17.6	Apportionment of underlease rental income

(a)

The Purchaser shall on Actual Completion of the sale of the relevant English Leasehold Property be paid or allowed a sum representing the proportion of the Received Income attributable to the period from Actual Completion to and including the date to which the rent has been paid up to in respect of that English Leasehold Property.

(b)

The Purchaser shall on Actual Completion of the sale of the relevant English Leasehold Property pay to the relevant Property Company (being whichever is the tenant under the relevant English Lease) an amount equal to the Other Income and the relevant Property Company shall assign to the Purchaser all such rights as relevant Property Company (being whichever is the tenant under the relevant English Lease) has to recover from the relevant undertenant the Other Income in respect of that English Leasehold Property.

17.7	Other apportionments

In respect of any other income and outgoings relating to the relevant English Leasehold Property such sums shall, save as provided in the Licences, be apportioned in accordance with the Standard Conditions as amended by this Part 11.

18	Standard Conditions

The modifications to Part 1 of the Standard Conditions are:

18.1

Standard Condition 1.1.1(c) is varied by deleting the words "a bank which is stakeholder in the CHAPS Clearing Co. Limited" and replacing them with the words "a bank within the United Kingdom which is a direct participant in the CHAPS system operated by the Bank of England";

18.2	for the purposes of Standard Condition 1.1.1(e) the contract rate is five per cent above the base rate of lending from time to time of HSBC;

18.3

Standard Conditions 1.3.7(e), 2, 4.1.3, 5.1.4, 5.1.6, 5.2, 6.1.4, 6.1.6, 6.1.7, 6.1.8, 7.1, 7.2, 7.3, 7.4.2, 7.6.2, 7.6.6, 9.1.1, 10.1, 10.6.3, 11.2.5, 11.3 and 12 shall not apply to this agreement; and

18.4

if any Property Company gives the requisite notice to the Purchaser under Standard Condition 10.3.4 this shall not in any way prejudice or affect the relevant Property Company's other rights and remedies.

19	Costs

Each party shall bear its own costs (including all professional fees) incurred in entering into and putting into effect the terms of this Part 11 save as provided in paragraphs 2.2 and 5 of this Part 11 and save that the Purchaser shall be responsible for all costs of the Property Companies and Administrators in connection with the Formal Applications and the negotiation and granting of any Consents and in connection with completion of the assignment or transfers of any of the English Leasehold Properties.

20	Governing law and jurisdiction

20.1	This Part 11 and any dispute or claim arising from or in connection with this Part 11 is governed by and shall be construed in accordance with English Law.

20.2	Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising from or in connection with this Part 11.

Part 12     Conditions of sale of the Scottish Properties

These provision of this Part 12 apply subject to clause 9. The transfers of the Ellon Site, Hop Hub 1 and Hop Hub 2 will not occur at Completion but on the Property Transfer Date. Any references in this Part to Completion shall be interpreted accordingly.

1	General

In this Part 12:

1.1	unless the context otherwise requires the following words or expressions have the following meanings:

2012 Act means the Land Registration etc (Scotland) Act 2012.

Actual Completion means the date and time of actual completion of the sale and purchase of each of the Scottish Properties hereby agreed.

Advance Notice means an advance notice as defined in Section 56 of the Land Registration etc (Scotland) Act 2012.

Consent means the written consent required for the assignation of PLC's or Retail's interest in the relevant Scottish Lease to the Purchaser from the Landlord and any superior landlord (if applicable), in each case to the extent required under the terms of the relevant Scottish Lease or any superior title, whether such consent is given by formal letter of consent or otherwise; and Consents shall be construed accordingly.

Encumbrances means encumbrances set out in section 9 of the 2012 Act

Final Date means the date falling 10 Business Days before the end of the relevant Scottish Licence Period for the relevant Scottish Leasehold Property.

Formal Application means a formal application to be made by PLC or Retail to any landlord or other person in whom the landlord’s interest is vested for consent to an assignation, and includes any application for the consent of any superior or other person whose consent is required under the title to the relevant Scottish Property.

LBTT means land and buildings transaction tax as provided for in the Land and Buildings Transaction Tax (Scotland) Act 2013.

Leasehold Properties Subleases means the subleases of the Scottish Leasehold Properties listed in Section 1 of this Part 12.

Other Income means the rental income due from any Subtenant for a period covering both before and after Actual Completion but which has not been paid to and is not held by the Administrators at Actual Completion.

Property Completion Date means the date five Business Days following receipt by the Administrators of a Scottish Acquisition Notice where Consent is not required or where Consent is required five Business Days after the grant of the relevant Consent provided that (i) for Hop Hub 1, Property Completion Date shall mean the Property Transfer Date, and (ii) for Hop Hub 2, Property Completion Date shall mean the Property Transfer Date.

Registered Title Numbers means the Land Register of Scotland title numbers referred to in Part 1 and Section 1 and Section 2 of Part 2 of the Schedule.

Scottish Acquisition Notice means a written notice given by the Purchaser in accordance with Part 12 of the Schedule (but for the avoidance of doubt, no Scottish Acquisition Notice is required or permitted in respect of Hop Hub 1 or Hop Hub 2). For the avoidance of doubt, the procedure for Scottish Acquisition Notices does not apply to Hop Hub 1 or Hop Hub 2, each of which shall transfer on the Property Transfer Date without any Acquisition Notice.

Scottish Leases means the leases of the Scottish Properties referred to in Section 2 of this Schedule and includes all deeds and documents supplemental thereto whether or not expressed to be so and Lease shall be construed accordingly.

Scottish Lease Insurance Rent means all insurance premiums and other sums payable under any Scottish Lease relating to the insurance of any of the Scottish Properties.

Scottish Lease Rents means all monies payable on a periodic basis and reserved as rent under any Scottish Lease (including without prejudice to the generality of the foregoing, turnover rent) other than Scottish Lease Insurance Rent and Scottish Lease Service Charge.

Scottish Lease Service Charge means all amounts payable on a periodic basis or on account relating to service charges or contributions to facilities or anything used in common, payable under any Scottish Lease, including any balancing charge.

Scottish Licence Fee means the Scottish Licence Fee as defined in the Scottish Licences payable under the Scottish Licences.

Scottish Licence Period means the Scottish Licence Period as defined in the Scottish Licences.

Scottish Licences means the licences to occupy the Scottish Properties to be granted by the PLC or Retail to the Purchaser in the form set out in Part 9.

Scottish Received Income means rental income actually held by the Administrators at Actual Completion which has been paid by any Subtenant for a period after Actual Completion.

Subleases means the Leasehold Properties Subleases and includes all deeds and documents supplemental thereto whether or not expressed to be so.

Subtenants means the subtenants of the Scottish Properties occupying or entitled to occupy pursuant to the Subleases.

References in this schedule to paragraphs are to paragraphs of this schedule unless otherwise stated.

2	Sale of the Scottish Properties

The PLC or Retail (acting by the Administrators) shall sell and the Purchaser shall purchase pursuant to the terms of this Part 12:

2.1	the Heritable Properties;

2.2	Hop Hub 1 and Hop Hub 2; and

2.3

only those Scottish Leasehold Properties (other than Hop Hub 1 and Hop Hub 2) in respect of which the Purchaser from time to time gives within three (3) months of the Completion Date written notice (Scottish Acquisition Notice) to the Administrators that the Purchaser wishes to acquire any such Scottish Leasehold Property provided that assignation of any such Scottish Leasehold Property shall not take place unless and until the relevant Consent has been obtained.

3	Conditions for sale (Heritable Properties)

3.1	At Completion, PLC (acting by the Administrators) shall deliver to the Purchaser (or its solicitors) a duly executed Disposition.

3.2	The Purchaser may, at its cost, submit Advance Notices in respect of the Disposition.

3.3

The Purchaser shall be responsible for submitting applications for registration of the Disposition at Registers of Scotland, paying all Land Register dues and LBTT, and responding to any requisitions raised by the keeper.

4	Conditions for sale (Scottish Leasehold Properties)

4.1

Completion of the sale and purchase of any Scottish Leasehold Property where Consent is required for the transfer or assignation of such Scottish Leasehold Property to the Purchaser hereby agreed is conditional upon the relevant Consent being obtained on or before the Final Date and where applicable to any superior landlord not exercising any pre‑emptive right contained in any Scottish Lease.

4.2

PLC or Retail (being whichever is the tenant under the relevant Scottish Lease) shall as soon as reasonably practicable following receipt a Scottish Acquisition Notice make the relevant Formal Application.

4.3

Where any Scottish Lease contains pre‑emption rights in favour of a landlord or superior landlord the Formal Application shall be in such form and shall contain such provisions as shall comply with the relevant pre‑emption provisions in any relevant Scottish Lease.

4.4	Following submission by PLC or Retail to of any Formal Application:

(a)

the Purchaser is authorised by PLC or Retail (as relevant) to progress such Formal Application at the sole risk and cost of the Purchaser without any liability on the part of PLC or Retail (as relevant) and without prejudice to the provisions of paragraphs 5.2 and 12 of this Part 12 and provided always that the Purchaser shall not agree the form of any document or licence required by any landlord or superior landlord in respect of any Consent without the prior consent of the Administrators to any provisions which impose obligations or liabilities on PLC or Retail or the Administrators, such consent not to be unreasonably withheld or delayed;

(b)	the Purchaser shall use its reasonable endeavours to procure the Consents but this shall not oblige the Purchaser to act against its commercial interests in doing so;

(c)	the Purchaser shall:

(i)	supply such information and references as may be requested by the landlord or any superior landlord;

(ii)

enter into such obligations directly with the landlord (and any superior landlord, if required) for the payment of the rents reserved by the relevant Scottish Lease and to observe and perform the obligations, conditions and obligations contained or mentioned in the relevant Scottish Lease; and

(iii)

pay the agreed costs of the landlord and any superior landlord in respect of the Formal Application, provision of any Consent and any letter of consent or other document required in connection with the Consent assignation or transfer and such costs shall be borne by the Purchaser notwithstanding the determination of this agreement in respect of any Scottish Property pursuant to paragraph 4.6 of this Part 12.

4.5	PLC or Retail shall under no circumstances be required to:

(a)

enter into any guarantee or provide any other form of deposit or security notwithstanding the same may be reasonably or properly required under the term of the relevant Scottish Lease or any superior lease; or

(b)	pay any rent or other sums due and payable pursuant to the terms of the relevant Scottish Lease.

4.6

If any Consent has not been granted on or before the Final Date, then any party may determine this agreement in relation to any Scottish Property where Consent has not been granted by the service of not less than five Business Days' notice. On the expiry of that notice, this agreement will automatically determine in relation to such Scottish Property only.

4.7	If any Scottish Lease is irritated prior to the Final Date this agreement will automatically determine in relation to such Scottish Properties only.

4.8

If any landlord exercises any pre-emption rights in respect of any Scottish Leasehold Property, this agreement will automatically determine in relation to such Scottish Leasehold Property only on completion of the transfer, assignation or surrender of the relevant Scottish Leasehold Property to that landlord.

4.9

If this agreement is determined in respect of any Scottish Property pursuant to paragraph 4.6 to 4.8 (inclusive) no party shall have any claim against any other save that the Purchaser shall forthwith cancel and remove any registration of this agreement which has been made at the Land Register of Scotland in respect of the relevant Scottish Property and for the avoidance of doubt no part of the Consideration shall be refunded and in all other respects this agreement shall remain in full force and effect.

5	Scottish Licence to occupy

5.1

PLC or Retail (as relevant) shall permit the Purchaser to occupy the Scottish Properties pursuant to the Scottish Licence for a period not exceeding the Scottish Licence Period pending the Purchaser deciding whether to serve a Scottish Acquisition Notice and if a Scottish Acquisition Notice is served pending the grant of any of the Consent and completion of the assignation or transfer of the relevant Scottish Lease to the Purchaser and on the Completion Date PLC or Retail (as relevant) shall grant and the Purchaser shall accept the Scottish Licence , and the Guarantor shall execute and deliver the Scottish Licence as guarantor for the Purchaser.

5.2

The Purchaser acknowledges that the grant of the Scottish Licence of the Scottish Leasehold Properties pursuant to paragraph 5.1 of this Part 12 may in respect of all or any of the Scottish Leasehold Properties amount to a breach of the relevant Scottish Lease and any risk in respect thereof or in respect of any refusal on the part of any landlord to Consent is the Purchaser's alone and the Purchaser shall fully indemnify and keep each of PLC and Retail (as relevant) and the Administrators fully indemnified on demand from and against all Claims or Losses arising from any such breach including without prejudice to the generality of the foregoing any action or steps taken by any landlord or threatened or contemplated by any superior landlord in respect of any such breach.

5.3	The Purchaser shall pay to PLC or Retail (as relevant) the Scottish Licence Fees in accordance with the provisions of the Scottish Licences.

6	Completion

6.1

Subject to the other terms of this Part 12, completion of the sale of the Heritable Properties shall occur when: (i) the Disposition is subscribed by PLC (acting by the Administrators) and delivered to the Purchaser’s Solicitors, and (ii) the Consideration attributable to the Heritable Properties is paid in full.

6.2

Subject to the other terms of this Part 12, completion of the sale of the Scottish Leasehold Properties shall take place on the Property Completion Date at the offices of the Administrators' Solicitors.

7	Capacity

PLC or Retail (as relevant) sells the Scottish Properties with no warranty as to title and no obligations for title shall be implied in this agreement or in any transfer or assignation of the Scottish Properties.

8	Title

8.1

The Heritable Properties are sold with and under (i) all real burdens, servitudes, wayleaves, notices and other encumbrances affecting the Heritable Properties, and (ii) all encumbrances having overriding effect under the Land Registration etc. (Scotland) Act 2012.

8.2	The Purchaser acknowledges that prior to the Completion Date the following documents have been made available to it by way of deduction of title:

(a)	all relevant Land Register of Scotland Title Sheet and Title Plans; and

(b)	so far as they are held by the Administrators:

(i)	copies of the Scottish Leases; and

(ii)	copies of the Subleases.

8.3	The Purchaser:

(a)	is deemed to have satisfied itself with the titles to the Scottish Properties;

(b)	shall be deemed to buy the Scottish Properties with full knowledge of all documents and information so supplied; and

(c)	shall not be entitled to raise any objection or requisition in respect of such documents and such information.

9	Matters affecting the Scottish Properties

The Scottish Properties are sold subject to and with the benefit of the following matters and the Purchaser shall not raise any requisitions in regard thereto:

9.1	the matters (if any) referred to or contained in the title sheets in respect of the Registered Title Numbers;

9.2	the obligations on the part of the tenant contained mentioned or referred to in the Scottish Leases and the obligations of the landlord contained, mentioned or referred to in the Subleases;

9.3

all rights of way and light support water drainage and other rights, servitudes, profits, liabilities, wayleaves, charges, and public or private rights whatsoever and to any liability to repair or to contribute to the repair of roads driveways passageways sewers drains fences and other like matters and to all encumbrances of whatsoever nature without any obligation on the part of PLC or Retail (as relevant) or the Administrators to define the same;

9.4

all wayleaves, licences, agreements and tenancies affecting the Scottish Properties including the Subleases and all other present and subsisting occupational interests (howsoever arising) without any obligation on the part of PLC or Retail (as relevant) or the Administrators to define the same or identify the occupiers or the nature of their respective interests in the Scottish Properties;

9.5	all notices served and orders demands proposals or requirements made by any local public or other competent authority (whether before or after the Completion Date);

9.6	all actual or proposed restrictions conditions charges agreements regulations or other liabilities arising under the legislation from time to time in force relating to town and country planning; and

9.7	all Encumbrances – and all matters which are or ought reasonably to have been discovered from: an inspection of the Scottish Properties and enquiries made by a prudent purchaser.

10	Rubbish

Neither PLC or Retail (as relevant) nor the Administrators shall be under any obligation to remove any rubbish or other items from the Scottish Properties nor shall the Purchaser be allowed any compensation in respect thereof.

11	Restrictions on transfer

PLC and Retail shall not be required to transfer or assign the Scottish Properties to any person or party other than the Purchaser; nor at more than the Consideration under the terms of this agreement such consideration being apportioned between the Scottish Properties as set out in the Schedule.

12	Exclusion clauses

For the avoidance of doubt the exclusions contained in clauses 22 and 23 of this agreement apply equally in respect of the conditions obligations and other matters set out in this Part 12.

13	Transfer of environmental liability

13.1	The Purchaser acknowledges that:

(a)

it has had full opportunity (at its own risk and volition and without the consent or approval of PLC or Retail (as relevant) or the Administrators) to inspect and survey the Scottish Properties and to carry out such environmental investigations as it considers necessary prior to the Completion Date;

(b)	it has satisfied itself as to the condition of the Scottish Properties; and

(c)	PLC and Retail have no liability in relation to, or arising out of, the condition of the Scottish Properties,

and accordingly the Purchaser accepts that, for the purposes of Part IIA of the Environmental Protection Act 1990 as applied in Scotland, and the statutory guidance issued by the Scottish Ministers from time to time, the Purchaser shall be treated as the person responsible for any remediation in respect of the condition of the Scottish Properties.

13.2	The Purchaser further acknowledges that:

(a)	the Consideration for the Scottish Properties takes account of the state and condition of the Scottish Properties as at the Completion Date; and

(b)	as between itself, PLC, Retail and the Administrators, the Purchaser is exclusively responsible for carrying out any remediation works which may be required at any of the Scottish Properties,

and accordingly the Purchaser accepts that, for the purposes of Part IIA of the Environmental Protection Act 1990 (as applied in Scotland) and the relevant statutory guidance, any liabilities relating to the condition of the Scottish Properties shall rest exclusively with the Purchaser.

13.3

PLC or Retail (as relevant), the Administrators and the Purchaser agree that in respect of the presence, retention or accumulation of any hazardous substances or waste at, in, on or under the Scottish Properties, or any migration or escape of such substances or waste:

(a)	if any notice is served under applicable environmental law by a competent authority, the sole responsibility for complying with that notice shall rest with the Purchaser; and

(b)

if the competent authority wishes to recover costs from any of PLC, Retail, the Administrators or the Purchaser, the sole responsibility as between those parties for meeting such costs shall rest with the Purchaser.

13.4

The Purchaser acknowledges that it is responsible for, and shall fully indemnify and keep each of PLC, Retail and the Administrators fully indemnified on demand from and against, all Losses, Claims, expenses or other liabilities which PLC, Retail and/or the Administrators may incur arising out of or in respect of the presence, retention or accumulation of any hazardous substances or waste at, in, on or under the Scottish Properties (whether or not identified as at the date of this agreement), or any migration or other escape of such hazardous substances or waste from the Scottish Properties or any of them at any time.

13.5

If any competent authority seeks to allocate liability under Part IIA of the Environmental Protection Act 1990 (as applied in Scotland), or under any other legislation imposing regulatory clean‑up requirements in respect of the Scottish Properties in accordance with the terms of this agreement, each party shall be entitled to produce a copy of this agreement to such authority and the other parties shall not challenge its validity.

13.6

The agreements in paragraphs 13.1 to 13.3 of this Part 12 are intended to be taken into account by any competent authority in accordance with the Scottish statutory guidance made under Part IIA of the Environmental Protection Act 1990 or any similar guidance (whether statutory or non-statutory) under which similar responsibilities may be imposed; and/or in the absence of such statutory guidance, those agreements should be taken into account by any such authority when determining whether and how to exercise any discretion available to it when making any relevant determination.

14	Assignations

14.1

The Purchaser shall prepare and send the draft assignation of each relevant Scottish Leasehold Properties to PLC or Retail (as relevant) and the Administrators as soon as reasonably practicable after the form of Consent has been substantially agreed (but in any event at least 5 Business Days prior to the relevant Property Completion Date). The assignation to be entered into between PLC or Retail (as relevant) (acting by the Administrator) shall be in the form of the relevant draft set out in Part 17 of the Schedule amended to reflect the details of the relevant Scottish Property and relevant Scottish Lease and any subsisting Subleases and shall be duly executed by the relevant parties to this agreement.

14.2

PLC or Retail (as relevant) (acting by the Administrator) will approve or revise each assignation as soon as is reasonably practicable and the parties shall use all reasonable endeavours that are commercially prudent to agree the transfer no later than two Business Days prior to the relevant Property Completion Date.

15	Responsibility for the Scottish Properties

15.1	The Scottish Properties are at the risk of the Purchaser from the Completion Date.

15.2

Notwithstanding that PLC or Retail (as relevant) is under no obligation to insure the Scottish Properties PLC or Retail (as relevant) may at its option insure its interests in the Scottish Properties against damage or destruction by fire or other hazard or in respect of any other insurable risks or perils as PLC or Retail (as relevant) in its sole discretion deems expedient but only where such insurances would not be a breach of the lease.

16	Management matters

Until Actual Completion of the sale of any Scottish Property PLC or Retail (as relevant)shall be entitled to continue to manage the operation of any Leases to the Scottish Properties (save that it shall not be permitted to assign, underlet or charge any of the Scottish Properties, or agree any rent review, without the consent of the Purchaser, such consent not to be unreasonably withheld or delayed) in accordance with the normal management policies adopted by PLC or Retail (as relevant) (acting reasonably and properly in that regard) prior to the Completion Date.

17	Scottish Property apportionments of income and outgoings

17.1	Scottish Lease Rents

The Purchaser shall on Actual Completion of the sale of the relevant Scottish Property pay to PLC or Retail (as relevant) an amount equal to any Scottish Lease Rents paid in advance by PLC or Retail (as relevant) pursuant to any Scottish Lease in respect of any period after Actual Completion.

17.2	Scottish Lease Insurance Rent

The Purchaser shall on Actual Completion of the sale of the relevant Scottish Property pay to PLC or Retail (as relevant) an amount equal to any Scottish Lease Insurance Rent due under any Scottish Lease which has been paid by PLC or Retail (as relevant)to an insurer or to a landlord pursuant to a Scottish Lease in respect of any period after Actual Completion.

17.3	Service Charges

The Purchaser shall on Actual Completion of the sale of the relevant Scottish Property pay to PLC or Retail (as relevant) an amount equal to any Scottish Lease Service Charge due under any Scottish Lease which has been paid by PLC or Retail (as relevant) to a landlord pursuant to a Scottish Lease in respect of any period after Actual Completion.

17.4	Apportionment

The sums referred to in this paragraph 17 of this Part 12 shall be apportioned as at Actual Completion of the sale of the relevant Scottish Property. PLC or Retail (as relevant) shall be treated as entitled to all income and liable for all outgoings in respect of the whole day on which such apportionment is made. The apportionments shall be calculated on a daily basis according to the number of days elapsed and using ordinary and equitable commercial apportionment principles recognised in Scots law.

17.5	Scottish Licence Fee

Any Scottish Licence Fee paid by the Purchaser under a Scottish Licence to PLC or Retail (as relevant) in cleared funds in respect of a Scottish Property shall be allowed against any payments due from the Purchaser to PLC or Retail (as relevant) under paragraphs 17.1, 17.2 or 17.3 of this Part 12 above where such amounts relate to the same period for the relevant Scottish Property.

17.6	Apportionment of sublease rental income

(a)

The Purchaser shall on Actual Completion of the sale of the relevant Scottish Property be paid or allowed a sum representing the proportion of the Scottish Received Income attributable to the period from Actual Completion to and including the date to which the rent has been paid up to in respect of that Scottish Property.

(b)

The Purchaser shall on Actual Completion of the sale of the relevant Scottish Property pay to PLC or Retail (as relevant) an amount equal to the Other Income and PLC or Retail (as relevant) shall assign to the Purchaser all such rights as PLC or Retail (as relevant) has to recover from the relevant Subtenant the Other Income in respect of that Scottish Property.

17.7	In respect of any other income and outgoings relating to the relevant Scottish Property, such sums shall, save as provided for in the Licences, be apportioned on an equitable basis

18	Costs

Each party shall bear its own costs (including all professional fees) incurred in entering into and putting into effect the terms of this Part 12 save as provided in paragraphs 2.2 and 5 of this Part 12 and save that the Purchaser shall be responsible for all costs of PLC, Retail and Administrators in connection with the Formal Applications and the negotiation and granting of any Consents and in connection with completion of the assignation or transfers of any of the Scottish Properties.

19	Assignation

19.1

PLC or Retail (as relevant) and the Administrators will procure that the assignation for the relevant Scottish Property is validly executed by PLC or Retail (as relevant) and the Administrators within 2 Business Days of the relevant Property Completion Date and delivered to the Purchaser.

19.2	As soon as reasonably practicable after the relevant Property Completion Date, the Purchaser will intimate the assignation for the relevant Scottish Property to the relevant landlord.

19.3	In relation to any Scottish Lease, the tenant’s interest in which is registered in the Land Register of Scotland:

(a)

the Purchaser is permitted to apply to the keeper of the Land Register of Scotland for an Advance Notice for each relevant assignation, in the form adjusted with the Administrators, to be entered on the application of record for the relevant Scottish Property, no earlier than five Business Days prior to the Property Completion Date; and

(b)

if the application for registration of the relevant assignation is rejected by the keeper of the Land Register of Scotland, PLC or Retail (as relevant) and the Administrators will, at the Purchaser’s expense, co-operate with the Purchaser and provide such assistance as is reasonably required in relation to the re-execution of the assignation by the Administrators and PLC or Retail (as relevant).

20	Land and Buildings Transaction Tax (“LBTT”)

20.1

PLC or Retail (as relevant) and the Administrators so far as they are aware confirm that no reliefs from stamp duty land tax or LBTT have been claimed in respect of each Scottish Lease for the Scottish Properties.

20.2	If a lease of any of the Scottish Properties have been notified for LBTT purposes:

(a)	PLC or Retail (as relevant) and the Administrators will submit an online LBTT lease review return to Revenue Scotland within five Business Days after the effective date of the relevant assignation;

(b)

PLC or Retail (as relevant) and the Administrators will make payment of the correct amount of any LBTT due to Revenue Scotland within five Business Days after the date of submission of the said LBTT lease review return;

(c)

PLC or Retail (as relevant) and the Administrators will undertake the following (without delay), if Revenue Scotland reject the LBTT lease review return before issuing an electronic submission receipt:

(i)	PLC or Retail (as relevant) and the Administrators will provide the Purchaser with a copy of any such rejection and any other relevant correspondence; and

(ii)	PLC or Retail (as relevant) and the Administrators will correct and resubmit the application to Revenue Scotland and make payment of the correct amount of LBTT due; and

(d)

PLC or Retail (as relevant) and the Administrators will deliver to the Purchaser’s Solicitors, a copy of the electronic submission receipt within five Business Days after receiving it from Revenue Scotland and will confirm that any LBTT due has been paid.

Section 1     Leasehold Properties Subleases

No.	Property Address	Title Number	Lease Details
1.	Pinnacle (Hop Hub 2) 6 Brittain Way, Eurocentral, Holytown, Motherwell	LAN206820	The lease between PLC and Gregory Distribution Limited dated 10 and 30 October registered in the Books of Council and Session on 13 November all dates in 2023, as subsequently varied and/or amended.

Part 13     Disposition

Part 14     Hop Hub 1 Licence

Part 15     Hop Hub 2 Licence

Part 16     English Leasehold Transfer

Part 17     Scottish Assignation

Part 18     Stock Transfer Form

Part 19     DogTap Licence

Part 20     DogTap Surrender